UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
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☐    Soliciting Material Under to §240.14a-12

SelectQuote, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, of other than the Registrant)

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Dear SelectQuote Stockholder:

We are pleased to invite you to attend the 2025 Annual Meeting of Stockholders of SelectQuote, Inc. (the “2025 Annual Meeting”), to be held on November 11, 2025, at 9:00 a.m. Central Time. The 2025 Annual Meeting will be held in virtual format only, via live webcast on the Internet. There will be no in-person meeting. You will be able to attend and participate in the 2025 Annual Meeting online by visiting www.virtualshareholdermeeting.com/SLQT2025, where you will also be able to vote electronically and submit questions in real time.
Only stockholders of record at the close of business on September 23, 2025 are entitled to receive notice of and to vote at the 2025 Annual Meeting. You will need the 16-digit control number identified on your proxy card and in the instructions accompanying your proxy materials to attend the 2025 Annual Meeting. For additional logistical information about the 2025 Annual Meeting, please refer to the section of this proxy statement entitled “General Information.”
Your vote is important. Whether or not you plan to attend the 2025 Annual Meeting online, please ensure that your shares are voted by signing and returning a proxy card or by using our online or telephonic voting system. If you attend the 2025 Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.
Thank you for your ongoing support of and continued interest in SelectQuote.

Sincerely,
Timothy R. Danker
Chief Executive Officer

NOTICE OF THE 2025 ANNUAL MEETING

The 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting” or the “Annual Meeting”) of SelectQuote, Inc., a Delaware corporation (the “Company”), will be held at the time and place and for the purposes indicated below.

Time and Date:	9:00 a.m., central time, on November 11, 2025.
Place:	Online, via live virtual webcast, at www.virtualshareholdermeeting.com/SLQT2025.
Items of Business:
To elect two Class III directors named in this proxy statement to serve until the 2028 annual meeting of stockholders or until their successors are duly elected and qualified (“Proposal 1”);

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2026 (“Proposal 2”);

To approve, by non-binding advisory vote, the compensation of the Company’s named executive officers (“Proposal 3”); and

To transact such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Directors unanimously recommends that you vote as follows: “FOR” each of the Class III director nominees in Proposal 1, “FOR” Proposal 2; and “FOR” Proposal 3.
Adjournments and Postponements:	Any action on the items of business described above may be considered at the 2025 Annual Meeting at the time and on the date specified above or at any time and date to which the 2025 Annual Meeting may be properly adjourned or postponed.

Record Date:	Our Board of Directors has set September 23, 2025 as the record date for determining the holders of the Company’s common stock that are eligible to vote at the 2025 Annual Meeting.

Voting:
Your vote is very important. To ensure your representation at the 2025 Annual Meeting, please vote your shares as soon as possible, even if you plan to attend live. You are urged to vote online or by telephone or, if you received printed proxy materials, to submit your proxy card in the envelope provided to you so that your shares can be voted at the 2025 Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your proxy card or voting instruction form or in this proxy statement under the heading “General Information.”

If you have any questions or require any assistance voting your shares, please contact our proxy solicitor at the following telephone number or address:

Georgeson LLC
(866) 446-7214
1290 Avenue of the Americas, 9th Floor, New York, New York 10104

Corporate Headquarters:	6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211
By Order of the Board of Directors Daniel A. Boulware General Counsel and Secretary
Overland Park, Kansas October 2, 2025

**IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING TO BE HELD ON NOVEMBER 11, 2025**

The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended June 30, 2025 are available at www.proxyvote.com.

2025 ANNUAL MEETING
November 11, 2025

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of SelectQuote, Inc. of proxies to be voted at our 2025 Annual Meeting and any adjournment or postponement thereof. The proxies will be used at our 2025 Annual Meeting, to be held on November 11, 2025 at 9:00 a.m., central time, on the Internet via live virtual webcast. The proxy materials include our Notice of the 2025 Annual Meeting (the “Notice”) and this proxy statement (the “Proxy Statement”). These materials also include the proxy card and postage-paid return envelope or voting instruction form for the 2025 Annual Meeting.

This proxy statement contains important information regarding our 2025 Annual Meeting. It identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. Our proxy materials are first being distributed on or about October 2, 2025 to holders of record of our common stock at the close of business on September 23, 2025.

In this Proxy Statement, the terms “SelectQuote,” “the Company,” “we,” “us” and “our” refer to SelectQuote, Inc., a Delaware corporation. The mailing address of our principal executive offices is: SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

What matters are being voted on at the Annual Meeting?

Stockholders are being asked to vote on the following matters:

•The election of two Class III directors named in this proxy statement to serve until the 2028 annual meeting of stockholders or until their successors are duly elected and qualified;
•A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2026;
•A proposal to approve, by non-binding advisory vote, the compensation of our named executive officers; and
•Any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?

Our Board recommends a vote:
•    “FOR” the election of Denise L. Devine and Donald L. Hawks III as Class III directors;
•    “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2026; and
•    “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
How many votes are needed for approval of each proposal?

Proposal One: The election of directors requires a plurality of the votes cast in person or by proxy at the Annual Meeting by the stockholders entitled to vote in the election. This means that each director nominee will be elected if the number of shares voted for the nominee exceeds the number of shares withheld with respect to that nominee. Shares of our common stock not voted (whether by abstention, broker non-vote, or otherwise) will not be counted as a vote cast for or withheld with respect to a nominee’s election.

Proposal Two: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2026 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.
Proposal Three: The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

What is the quorum requirement?

A quorum is the minimum number of shares required to be represented at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under Delaware law and our amended and restated bylaws. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock entitled to vote as of the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withheld votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder as of the Record Date, as defined below, can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SLQT2025. The webcast will be accessible beginning at 8:45 a.m., central time, on November 11, 2025. The meeting will begin 15 minutes later, at 9:00 a.m., central time. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.
Who is entitled to vote?

Holders of our common stock as of the close of business on September 23, 2025, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 175,884,846 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and our proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting through the online virtual meeting platform. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and our proxy materials were forwarded to you by your broker, bank, or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank, or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”
How do I vote?

If you are a stockholder of record, there are four ways to vote:

(1)    By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on November 10, 2025. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials;
(2)    By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m., eastern time, on November 10, 2025. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials;
(3)    By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
(4)    By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/SLQT2025. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote by Internet, telephone, or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks, or other nominees.
Can I change my vote?

Yes. If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank, or nominee. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Secretary, in writing, at SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m., eastern time, on November 10, 2025 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
What is the effect of withheld votes, broker non-votes, and abstentions?

Votes withheld from any nominee, abstentions, and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” will have the effect of a vote “against” the election of directors. Abstentions will have the effect of a vote “against” the ratification and appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026. Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares only on “routine” matters, which includes only Proposal Two (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2026). Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors) or Proposal Three (say-on-pay), which are “non-routine” matters, and, as a result, will constitute a “broker non-vote.” “Broker non-votes” will have no effect on the election of directors.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Ryan M. Clement, Chief Financial Officer, and Daniel “Al” Boulware, General Counsel, have been designated as proxy holders by our Board. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
How are proxies solicited for the Annual Meeting?

We have retained Georgeson to assist in the solicitation of proxies. We expect to pay Georgeson $16,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by telephone, electronically, or by other means of communication. In addition, our directors and employees, without additional compensation, may solicit proxies using any of these methods.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which is permitted under the rules of the Securities and Exchange Commission (“SEC”). Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at investorrelations@selectquote.com or:

SelectQuote, Inc.
Attention: Investor Relations
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board currently consists of eight directors. The names of and certain information about each of our directors and director nominees are set forth below. Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, one class of directors is elected each year at our annual meeting of stockholders to serve a three-year term.

Our Class III directors, whose term will expire at the Annual Meeting, are Denise L. Devine and Donald L. Hawks III. The Board has nominated Ms. Devine and Mr. Hawks for election as Class III directors at the Annual Meeting, and each of them has consented to (i) serve as a nominee, (ii) be named as a nominee in this Proxy Statement, and (iii) continue to serve as a director if elected. If elected, Ms. Devine and Mr. Hawks will serve as directors until the annual meeting of stockholders in 2028 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

Nominees for Class III Director

The following paragraphs provide certain information as of the date of this Proxy Statement about each of our director nominees. The information presented includes information each nominee has given us about the nominee’s age, positions held with the Company, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies during the past five years.

Denise L. Devine, 70, has served as a director of the Company since February 2020 and was appointed to serve as Chair of the Compensation Committee in September 2020. Ms. Devine is the founder of FNB Holdings, LLC, a company dedicated to initiatives in the health and wellness space, of which she has served as Chief Executive Officer since 2014. Ms. Devine is also the Co-Founder and Chief Financial Officer of RTM Vital Signs, LLC, a development stage medical device company. Ms. Devine also founded and served as the Chief Executive Officer from 1994 to 2014 of Nutripharm, Inc., a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical, and nutraceutical products. Ms. Devine previously served as Chair of the Pennsylvania State Board of Accountancy and on the Board of the American Institute of CPAs. From 2005 to 2015, Ms. Devine was a member of the Board of Trustees of Villanova University and served as the Chair of the Audit and Risk Committee. Ms. Devine has served on the Board of Ben Franklin Technology Partners of Southeastern Pennsylvania since 2016. Since 2012, Ms. Devine has also served as a director of Fulton Financial Corporation (NASDAQ: FULT), of which she is also the Chair of the Audit Committee, the Vice-Chair of the Executive Committee, and a member of the Risk Committee. Since 2025, Ms. Devine has also served as a director of Innovative Solutions & Services, Inc. (NASDAQ: ISSC), where she also serves on the Audit and Compensation Committees. She previously served as a director, member of the Audit Committee, and Chair of the Compensation and Talent Committee of AgroFresh Solutions, Inc. (NASDAQ: AGFS) from 2018 until its sale in 2023, and as a director of Cubic Corporation (NYSE: CUB) from 2019 until its sale in 2021. Ms. Devine is a Certified Public Accountant and received her Masters in Business Administration from The Wharton School at the University of Pennsylvania, her Masters in Taxation from Villanova Law School, and her undergraduate degree in Accounting from Villanova University. We believe Ms. Devine’s management, business, and finance experience qualifies her to serve on our Board.

Donald L. Hawks III, 50, has served as a director of the Company since 2014 and was appointed to serve as the Chairman of the Board in February 2020. He has served as the President and as a Managing Director of Brookside Equity Partners LLC since its formation in 2012. He is a director of multiple private companies, including Cash Management Solutions Limited. He serves on the Investment Committee of the Rockefeller Family Fund and is a Board Member of the Fresh Air Fund. Mr. Hawks received his undergraduate degree from Georgetown University and his Masters in Business Administration from The Wharton School at the University of Pennsylvania.

Mr. Hawks was appointed to the Board in 2014 in connection with the Company’s entry into the Series D Preferred Stock Investors’ Rights and Stockholders Agreement (as amended, the “Series D Agreement”) and, pursuant to the terms of the Series D Agreement, was appointed as a Class III director immediately prior to the consummation of our initial public offering (our “IPO”) in May 2020. We believe Mr. Hawks’ extensive business experience, including as an investor in and advisor to several companies, qualifies him to serve on our Board.

In addition to the specific experience and qualifications identified in the biographies above, we believe that each of Ms. Devine and Mr. Hawks has a reputation for integrity, honesty, and adherence to high ethical standards. Each Class III director nominee has demonstrated ample business acumen, sound judgment, and a commitment to serving the Company and its stockholders.

The Board recommends you vote “FOR” the election of each of the Class III director nominees.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board consists of the following eight directors:

Name	Age	Independent	Tenure (Years)
Donald L. Hawks III (Chair)	50	✓	11
Timothy R. Danker	52		8.5
Earl H. Devanny III	73	✓	5.5
Denise L. Devine	70	✓	5.5
Dr. Kavita K. Patel	51	✓	5
Srdjan Vukovic	43	✓	0.5
Raymond F. Weldon	66	✓	11
Christopher Wolfe	46	✓	0.5

All of our directors other than Mr. Danker, our Chief Executive Officer, qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”). Our directors have an average age of 56 years, and our average Board tenure is just under six years. For information regarding our process for selecting directors, including the criteria we use to evaluate potential director nominees, please see “Board Meetings and Committees – Nominating and Corporate Governance Committee.”

Directors

As discussed above, our Board is divided into three separate classes, as follows:

Class I Directors

Timothy R. Danker, 52, has served as Chief Executive Officer of the Company and as a director since 2017. Mr. Danker served as the President of the Company’s Life Division from 2016 to 2019, as the Executive Vice President of the Company’s Life Division from 2015 to 2016, and as the President of the Company’s Auto & Home Division from 2012 to 2015. Prior to joining the Company, Mr. Danker co-founded and served as the Chief Executive Officer of Spring Venture Group, a senior healthcare insurance distribution platform, from 2007 to 2012. Mr. Danker received his undergraduate degree in business administration from the University of Missouri and his Master of Business Administration from the University of Kansas. We believe Mr. Danker’s experience in the insurance distribution industry and tenure as an executive of the Company qualify him to serve on our Board.

Dr. Kavita K. Patel, 51, was appointed to serve as a director of the Company in September 2020. Dr. Patel is a Professor of Medicine at Stanford University and a practicing primary care physician at Mary’s Center in Washington, D.C. Dr. Patel has also served as a Venture Partner at New Enterprise Associates since 2017. From 2011–2021, she was a managing director of health care delivery and transformation at the Brookings Institution. Previously, Dr. Patel served as Director of Policy for the Office of Intergovernmental Affairs and Public Engagement in the White House from 2009 to 2010, as Deputy Staff Director on Health on the late Senator Edward Kennedy’s staff from 2007 to 2009, and as a member of senior staff of the Senate Health, Education, Labor and Pensions Committee. Dr. Patel has served as a director and member of the Compensation Committee of Arcellx, Inc. (NASDAQ: ACLX) since December 2021. She previously served as a director and member of the Compensation Committee of Sigilon Therapeutics, Inc. (NASDAQ: SGTX) from April 2020 until its sale to Eli Lilly and Company in August 2023; as a director and member of the Governance and Nominating Committee of Tesaro, Inc. (NASDAQ: TSRO) from 2016 until its acquisition by GlaxoSmithKline in 2019; and as a director, member of the Compensation Committee, and Chair of the Nominating and Corporate Governance Committee of Intelligent Medicine Acquisition Corp (NASDAQ: IQMD) from November 2021 to April 2023. Dr. Patel received her undergraduate degree from the University of Texas at Austin, her Master of Public Health from the University of California at Los Angeles, and her medical degree from the University of Texas Health Science Center. We believe Dr. Patel’s extensive healthcare industry expertise qualifies her to serve on our Board.

Christopher Wolfe, 46, has served as a director of the Company since February 2025. Mr. Wolfe is a Managing Director of Bain Capital Insurance. Prior to joining Bain in 2024, Mr. Wolfe was the Chief Financial Officer of DFB Healthcare Acquisitions Corp., a publicly-traded special purpose acquisition company, and certain of its affiliates from January 2018 to June 2023. Prior to that, Mr. Wolfe was a Partner at Capital Z Partners, a private equity fund focused on the financial services industry, from 2003 to 2017. Mr. Wolfe has served as a member of the Board of Directors of Enhance Health, a privately-held health insurance distributor, since February 2024. He previously served on the board of Permanent General Corp., a direct-to-consumer insurer, and Universal American Financial Corp., a Medicare Advantage-focused insurer. Mr. Wolfe received his AB, magna cum laude, from Harvard College. We believe Mr. Wolfe should serve on our Board of Directors because of his experience in the insurance and healthcare industries.

Mr. Wolfe was appointed to the Board pursuant to the Director Designation Agreement (the “Bain Director Designation Agreement”), dated as of February 10, 2025, by and between the Company and BCIS Monarch Investor, L.P. (“Bain”). The Bain Director Designation Agreement, which was was entered into in connection with our sale and issuance of senior non-convertible preferred equity (the “Preferred Stock”) to an affiliate of Bain on February 28, 2025 (the “Closing Date”), provides that the Company will cause a nominee selected by Bain to be nominated for election to the Board for so long as Bain and its affiliates continue to beneficially own 40% of the Preferred Stock they beneficially owned as of the Closing Date. Pursuant to the Bain Director Designation Agreement, the Company appointed Mr. Wolfe as a Class I director on the Closing Date.

Class II Directors

Earl H. Devanny III, 73, was appointed to serve as a director of the Company in February 2020. Mr. Devanny served as the Chief Executive Officer of Tract Manager, a provider of healthcare strategic sourcing and compliance application suites, from 2016 until its sale in 2021. Mr. Devanny previously served as the President of the healthcare business of Nuance Communications, a provider of voice and language solutions for businesses and consumers, from 2014 to 2016. Prior to that, Mr. Devanny served as the Chairman and Chief Executive Officer of Trizetto Corporation, a healthcare information technology provider, from 2010 to 2013. Prior to that, Mr. Devanny served as the President of Cerner Corporation, a supplier of health information technology solutions, services, devices, and hardware, from 1999 to 2010. From 2010 to April 2025, Mr. Devanny served as a director of Commerce Bancshares, Inc. (NASDAQ: CBSH), the publicly-traded bank holding company for Commerce Bank. He currently serves as a director of Accesshealthcare and McNeil Trusts, both private companies. Mr. Devanny received his undergraduate degree from the University of the South (Sewanee). We believe Mr. Devanny’s extensive experience in the healthcare technology industry qualifies him to serve on our Board.

Srdjan Vukovic, 43, has served as a director of the Company since February 2025. Mr. Vukovic is a Partner at Sava Hill, a private investment firm. From 2018 to June 2025, he was a Partner at Newlight Partners LP, a private equity company. Prior to that, Mr. Vukovic worked at Soros Fund Management and was an analyst at Merrill Lynch. Mr. Vukovic currently serves on the board of Zing Health, a private health insurance company, and Jade Health, a service provider to behavioral health companies. Mr. Vukovic previously served on the board of Oak Street Health, a publicly traded primary care provider, until it was acquired by CVS in 2023; Zenium Data Centers, until it was acquired by publicly traded CyrusOne in 2017; Narragansett Bay Insurance Company, until it was sold and became a wholly owned subsidiary of the publicly traded Heritage Insurance Holdings, Inc.; and several private insurance companies. Mr. Vukovic received a B.S. in Finance and Actuarial Science from New York University. Mr. Vukovic is a valuable member of our Board because of his private equity experience and because of his experience on other companies’ boards.

Mr. Vukovic was appointed to the Board pursuant to the Director Designation Agreement (the “Morgan Stanley Director Designation Agreement”), dated as of February 10, 2025, by and between the Company and MS Capital Partners Adviser Inc. (“Morgan Stanley”). The Morgan Stanley Director Designation Agreement, which was was entered into in connection with our sale and issuance of the Preferred Stock to an affiliate of Morgan Stanley on the Closing Date, provides that the Company will cause a nominee selected by Morgan Stanley to be nominated for election to the Board for so long as Morgan Stanley and its affiliates continue to beneficially own 40% of the Preferred Stock they beneficially owned as of the Closing Date. Pursuant to the Morgan Stanley Director Designation Agreement, the Company appointed Mr. Vukovic as a Class II director on the Closing Date.

Raymond F. Weldon, 66, has served as a director of the Company since 2014 and as the Chairman of our Audit Committee since 2016. He is a co-founder of Brookside Equity Partners LLC and has served as one of its Managing Directors since its formation in 2012. Mr. Weldon has been employed by Hillside Capital Incorporated, a private investment company and affiliate of Brookside Equity Partners LLC, since 1999 and currently serves as one of its Managing Directors. Mr. Weldon is a Certified Public Accountant (inactive) and is a director of several private companies. Mr. Weldon received his undergraduate degree from the Honors Program of LaSalle University and his Masters in Taxation from Villanova University.

Mr. Weldon was appointed to the Board in 2014 in connection with the Company’s entry into the Series D Agreement and, pursuant to the terms of the Series D Agreement, was appointed as a Class II director immediately prior to the consummation of our IPO in May 2020. We believe Mr. Weldon’s extensive business experience, including as an investor in and advisor to several companies, qualifies him to serve on our Board.

Class III Directors

Please see “Nominees for Class III Director” above under the heading “Proposal One: Election of Directors” for the biographies of our Class III directors, Denise L. Devine and Donald L. Hawks III.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of our Board are separated. As the Chairman of the Board, Donald L. Hawks III, who is an independent director under NYSE standards, presides over meetings and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. The Board believes the separation of these roles is the appropriate approach for the Company for several reasons, including:

•Allowing us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance;

•Enabling our Chief Executive Officer to focus on setting the overall strategic direction of the Company, expanding the organization to deliver on our strategy, and overseeing our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management;

•Facilitating our succession planning process; and

•Demonstrating our commitment to good corporate governance.

The Board reviews this structure from time to time and will evaluate the proper allocation of the duties and responsibilities of each of the Chief Executive Officer and the Chairperson of the Board whenever considering candidates for these positions in the future.

Director Independence

Our common stock is listed on the NYSE. Under the NYSE’s listing standards, a listed company’s board of directors must be comprised of a majority of independent directors. Pursuant to the listing standards, a director will be considered independent if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The listing standards also require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.

Members of the audit and compensation committees must also satisfy the additional independence criteria set forth in the both NYSE listing standards and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for directors serving on each of these committees.

Our Board undertakes a review of the independence of each director on at least an annual basis. Based on information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has determined that each of Mr. Hawks, Mr. Devanny, Ms. Devine, Dr. Patel, Mr. Vukovic, Mr. Weldon, and Mr. Wolfe does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director, and that each of these directors is “independent,” as defined under NYSE listing standards. The Board has also determined that each of Messrs. Weldon and Devanny and Ms. Devine, the members of our Audit Committee, and Ms. Devine and Messrs. Devanny and Hawks, the members of our Compensation Committee, satisfies the independence standards of both the SEC and NYSE with respect to membership on such committees. In evaluating each director’s independence with respect to service on the Board and any of its standing committees, the Board considered each director’s relationship with the Company and its affiliates and all other facts and circumstances the Board deemed relevant, including the beneficial ownership of our capital stock of each director and any institutional stockholder with which he or she is affiliated.

Board’s Role in Risk Oversight

Informed oversight of our risk management program is among the key functions of our Board. While management is responsible for day-to-day risk management activities, the Board reviews and monitors the Company’s risk management program to ensure the program is consistent with the Company’s strategy and objectives and effective in fostering a culture of risk-aware and risk-based decision making throughout the organization. Specifically, the Board considers whether the Company’s practices and procedures are effective in identifying and assessing material and emerging risks, allocating risk management responsibility among management, developing and implementing effective risk management strategies, and facilitating appropriate risk related communication both within the organization and between management and the Board. While the Board has not established a separate risk management committee, the Board exercises its oversight of our risk management practices with the assistance of its existing standing committees, each of which addresses risks inherent in its respective area of oversight.

The Audit Committee is responsible for reviewing our exposure to certain financial risks and assessing the policies and procedures, including investment policies, implemented by management to monitor and control our exposure to these risks. The Audit Committee is also responsible for oversight of risks related to accounting and financial reporting, including our system of internal controls; legal and regulatory compliance; technology and information systems, including cybersecurity and data privacy; and compliance with Company policies, including the Code of Business Conduct and Ethics and Related Persons Transactions Policy. In exercising its oversight responsibilities with respect to these risks, the Audit Committee meets frequently with our internal audit team, independent auditors, and members of our executive team, both together and separately, to review ongoing risk management initiatives and discuss relevant developments. In accordance with its charter, the Audit Committee is also responsible for the formal oversight of the Company’s internal audit function.

While the Audit Committee is generally responsible for oversight of risks related to legal and regulatory compliance, the Healthcare Oversight Committee is responsible for reviewing and providing oversight of the Company’s risk management practices and procedures with respect to compliance with federal and state laws and regulations related to healthcare.

The Compensation Committee is responsible for evaluating and discussing any risks associated with our compensation policies, plans, and practices that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also oversees risks related to human capital management and talent development, including management succession planning for members of senior management other than the Chief Executive Officer.

The Nominating and Corporate Governance Committee is responsible for monitoring the effectiveness of our corporate governance practices, including our Corporate Governance Guidelines, and evaluating the duties, functions, and composition of the various standing committees of the Board.

Each committee works closely with the appropriate members of management to align risk management activities with existing governance and compliance infrastructure in order to ensure enterprise-wide risk management is incorporated into the Company’s business operations and strategy. Each committee reports to the full Board on the committee’s activities, including discussions related to risk, on a quarterly basis, or more frequently as appropriate.

Board Meetings and Committees

The number of directors on our Board is fixed exclusively by the Board. Our Board currently consists of eight directors.

During the 2025 fiscal year, our Board held four (4) meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate sum of all Board meetings and all applicable committee meetings held during the period of his or her service. Under our Corporate Governance Guidelines, directors are expected to devote such time and meet as frequently as the Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to attend all Board meetings, all meetings of the committees on which they serve, and our annual meeting of stockholders. All of our directors attended our 2024 Annual Meeting.

The Board has established standing committees in connection with the discharge of its responsibilities. These committees are the Audit Committee, Compensation and Talent Development Committee (the “Compensation Committee”), Nominating and Corporate Governance Committee, and Healthcare Oversight Committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and our corporate governance documents. The Audit, Compensation and Talent Development, and Nominating and Corporate Governance Committee charters are available on the corporate governance section of our website, www.selectquote.com. Directors serve on these committees until their resignation or such other time as determined by the Board.

Audit Committee

The members of our Audit Committee are Raymond F. Weldon (Chair), Earl H. Devanny III, and Denise L. Devine. Our Board has determined that Mr. Weldon and Ms. Devine are “audit committee financial experts” within the meaning of applicable SEC rules. Our Audit Committee met five (5) times during the 2025 fiscal year.

The Audit Committee’s primary responsibilities include, among other things:

•Overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;

•Reviewing the effectiveness of our legal and regulatory compliance programs;

•Overseeing our financial reporting process, including the filing of financial reports;

•Selecting independent auditors, evaluating their independence and performance, and approving their services and fees; and

•Assisting management in overseeing the Company’s information security policies and practices, including our internal controls related to cybersecurity and other information technology risks.

Compensation and Talent Development Committee

The members of our Compensation Committee are Ms. Devine (Chair), Mr. Devanny, and Mr. Hawks, each of whom is a non-employee director who meets applicable NYSE independence standards. Our Compensation Committee met four (4) times during the 2025 fiscal year.

As set forth in its charter, the Compensation Committee’s responsibilities include:

•Ensuring our executive compensation programs support organizational objectives and stockholder interests and emphasize pay-for-performance;

•Evaluating, on a periodic basis, the competitiveness of (1) the Company’s overall compensation plans, and (2) the compensation, including cash retainers and equity compensation, of our non-employee directors;

•Evaluating, approving, and setting performance criteria for the compensation of our chief executive officer and other executive officers;

•Overseeing the implementation and administration of our equity compensation plans;

•Reviewing and assessing, on an annual basis, the adequacy of its charter and recommending any proposed changes for approval by the Board; and

•Annually reviewing its own performance.

In recent years, the scope of the Compensation Committee’s responsibilities has expanded to include providing oversight of human capital initiatives, including policies and practices related to Company culture and employee engagement; diversity; recruiting and retention; and career development, among others, and overseeing succession planning for senior managers and executive officers other than the Chief Executive Officer. In light of these additional responsibilities, the Compensation Committee’s name was changed in 2023 to the “Compensation and Talent Development Committee.”

Pursuant to its charter, the Compensation Committee may delegate any of its authority or responsibilities to individual members of the committee or a subcommittee of the Compensation Committee. The Compensation Committee did not delegate any of its responsibilities during the fiscal year ended June 30, 2025.

The Compensation Committee also has the authority to retain outside compensation consultants for advice. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such consultant, and the Company is responsible for providing appropriate funding for payment of reasonable compensation to any such consultant, as determined by the Compensation Committee. In retaining a consultant, the Compensation Committee evaluates its independence by considering the following six factors and any other factors the Compensation Committee deems relevant to the consultant’s independence from management:

•Provision of other services to the Company by the firm that employs the consultant;

•Amount of fees paid by the Company to the firm that employs the consultant, as a percentage of that firm’s total revenue;

•Policies and procedures of the firm that employs the consultant regarding prevention of conflicts of interest;

•Any business or personal relationship between the consultant and any member of the Compensation Committee;

•Ownership by the consultant of the Company’s common stock held in an actively-managed account; and

•Any business or personal relationship between the consultant, or any firm that employs the consultant, and any of the Company’s executive officers.

The Compensation Committee retained Semler Brossy Consulting Group LLC (“Semler Brossy”) as an independent consultant to advise on executive and non-employee director compensation matters for the 2025 fiscal year. Semler Brossy reports directly to our Compensation Committee and does no other work for the Company. As requested, representatives of Semler Brossy attend Compensation Committee meetings, participate in executive sessions, and communicate with Compensation Committee members outside of meetings. The Compensation Committee considered the above six factors and determined that Semler Brossy qualifies as an independent compensation consultant in accordance with applicable SEC and NYSE rules.

For further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation” and “– Non-Employee Director Compensation,” respectively.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Hawks (Chair), Ms. Devine, and Dr. Patel. Our Nominating and Corporate Governance Committee met three (3) times during the 2025 fiscal year.

The responsibilities of the Nominating and Corporate Governance Committee include:

•Recommending nominees for our Board and its committees;

•Making recommendations to our Board regarding the size and composition of our Board and its committees;

•Reviewing our Corporate Governance Guidelines and proposed amendments to our bylaws and certificate of incorporation;

•Providing an annual report to the Board regarding CEO succession planning and assisting the Board in evaluating potential successors to the CEO; and

•Reviewing and making recommendations regarding stockholder proposals.

Identifying and Evaluating Director Nominees. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying, considering and selecting, and recommending for the selection of the Board, candidates who fit the criteria for membership to fill positions on the Board, including any vacancies. The Nominating and Corporate Governance Committee is also responsible for reviewing any candidates nominated by stockholders. The Committee may gather information about candidates through interviews, detailed questionnaires, comprehensive background checks, and any other means the Committee deems appropriate in the evaluation process. After gathering information, the Nominating and Corporate Governance Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and in light of the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for director nominee for the approval of the Board.

Minimum Qualifications. The Nominating and Corporate Governance Committee identifies, evaluates, and recommends candidates for director nominee in accordance with the provisions of its charter. While the Company has no minimum qualifications for director nominees, the charter sets forth certain criteria for the Nominating and Corporate Governance Committee to consider in assessing candidates, including the candidate’s character, integrity, judgment, independence, age, skills, education, expertise, corporate experience, understanding of the Company’s business, and, for current directors eligible for nomination for re-election, length of service to the Company.

As set forth in the charter, the Committee also considers each candidate’s potential contributions to the diversity of our Board. While the Company does not maintain a formal diversity policy, the Board and the Nominating and Corporate Governance Committee believe that considerations of diversity are, and will continue to be, an important factor in assessing the composition of our Board, as varied points of view contribute to a more effective decision-making process. Accordingly, the Nominating and Corporate Governance Committee considers diversity of background, expertise, and professional experience in making determinations regarding nominations of directors.

To be nominated to the Board, candidates must have a proven history of achievement and competence in their fields, the ability to offer advice and guidance to our management team and make significant contributions to our success, and an understanding of directors’ fiduciary responsibilities to the Company and its stockholders. Nominees must also have, in the judgment of the Committee, sufficient time available to perform all Board and committee responsibilities, including attending and participating in all meetings.

At its discretion, the Committee may also consider any other facts and circumstances it deems necessary or advisable. Once the Committee has completed its review and evaluation of candidates for director nominee, the Committee recommends candidates to the full Board for selection and approval.

Stockholder Recommendations and Nominations to the Board. The Nominating and Corporate Governance Committee will consider director nominee candidates properly recommended by our stockholders. To be considered by the Nominating and Corporate Governance Committee, any such recommendation for nomination must be received by the Committee not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Nominee candidates recommended by stockholders are evaluated in the same manner as nominee candidates recommended by other sources.

All recommendations for director candidates must be submitted in writing to our Secretary at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, and must include the following:

•Name and address of the stockholder making the recommendation;

•The class or series and number of shares of the Company’ stock held of record by such stockholder;

•All information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a);

•A completed and signed questionnaire, representation and agreement required by Section 2.9 of our amended and restated bylaws;

•A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;

•Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the precedent five full years of the individual recommended for consideration as a director nominee;

•A description of all arrangements or understandings between the stockholder and the proposed director nominee;

•The consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting; and

•Any other information regarding such stockholder and the proposed director nominee that is required to be included in the proxy statement.

Healthcare Oversight Committee

In 2022, we established a fourth standing committee of the Board, named the “Healthcare Oversight Committee.” The Healthcare Oversight Committee, which is co-chaired by Dr. Patel and Mr. Devanny, was formed to oversee the Company’s Healthcare Advisory Board, a group of external healthcare professionals and industry experts that advises management on matters related to the Company’s healthcare services business. In light of the continued growth of our healthcare services business, the scope of the Healthcare Oversight Committee was expanded in 2025 to include oversight of the Company’s healthcare compliance programs. In addition to Dr. Patel and Mr. Devanny, the members of the Healthcare Oversight Committee are Ms. Devine and Messrs. Hawks, Vukovic and Wolfe. The Healthcare Oversight Committee met four (4) times during the 2025 fiscal year.

External Affairs Subcommittee

In August 2025, the Board approved the creation of a subcommittee of the Healthcare Oversight Committee, the “External Affairs Subcommittee.” The primary purpose of the External Affairs Subcommittee, which is comprised of Dr. Patel and Mr. Danker, is to provide oversight and guidance to management with respect to the company’s government affairs strategy and initiatives.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, which were adopted by the Board in accordance with applicable NYSE listing rules, our non-employee directors meet regularly in scheduled executive sessions without management. Separately, our independent directors meet regularly in scheduled executive sessions without management and our non-independent directors. Mr. Hawks, our independent, non-executive Chairman of the Board, presides at all executive sessions. Our Corporate Governance Guidelines are described more fully below under “– Corporate Governance Guidelines.”

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address a number of topics, including:

•director independence and qualifications;

•director responsibilities, orientation, and continuing education;

•director compensation;

•director attendance;

•annual Board self-evaluations; and

•director communication and access to management and associates.

Our Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines on an annual basis, and the Board will review and act upon any proposed additions or amendments to the Corporate Governance Guidelines as appropriate. The Corporate Governance Guidelines are available online in the “Investor Relations” section of our website, www.selectquote.com. Copies of our Corporate Governance Guidelines may be obtained without charge upon written request to our Secretary at our corporate headquarters.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. The Code of Business Conduct and Ethics addresses several topics, including:

•compliance with laws;

•conflicts of interest;

•confidentiality of Company information;

•gifts and entertainment;

•accuracy of financial reporting and recordkeeping;

•employee health and safety; and

•anti-harassment and anti-discrimination.

The Audit Committee reviews the Code of Business Conduct and Ethics on an annual basis, and the Board will review and act upon any proposed additions or amendments as appropriate. The Code of Business Conduct and Ethics is available online in the “Investor Relations” section of our website, www.selectquote.com, and copies of the code may be obtained without charge upon written request to our Secretary at our corporate headquarters. If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.

In addition to the Code of Business Conduct and Ethics, we also maintain other written policies on specific topics like harassment prevention, insider trading, related-party transactions, and whistleblower protection. Our whistleblower policy establishes procedures for reporting, receiving, and handling complaints related to our auditing, accounting, and financial reporting practices and known or suspected violations of our Code of Business Conduct and Ethics or applicable laws, including U.S. federal securities, anti-fraud, and anti-corruption laws. The policy enables employees to report concerns on a confidential, anonymous basis and protects whistleblowers from harassment, discrimination, and other forms of retaliation, including adverse employment action.

Anti-Hedging, Anti-Short Selling, and Anti-Pledging Policy

Under our Insider Trading Policy (as defined below), our directors, executive officers, including our named executive officers, and certain other employees are prohibited from: (i) purchasing financial instruments that are designed to hedge the Company’s securities or offset any fluctuations in the market value of the Company’s common stock; (ii) purchasing shares of the Company’s common stock on margin; (iii) short-selling shares of the Company’s common stock; and (iv) pledging, whether directly or indirectly, shares of the Company’s common stock as collateral for a loan, subject to certain narrow exceptions for specific transactions under Company benefit plans or pursuant to a pre-arranged trading plan that has been pre-cleared by our General Counsel. Individual exceptions to the prohibition on pledging of shares of the Company’s common stock as collateral for a loan may be made under certain circumstances on a case-by-case basis upon pre-approval from our General Counsel.

Stockholder Engagement

We routinely engage with our largest institutional stockholders after each quarterly earnings call and material news announcement. We view these conversations, which typically include our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and President, in addition to our head of Investor Relations, as opportunities for management to receive valuable insight into our stockholders’ priorities and perspectives throughout the year.

In 2022, we launched our stockholder engagement program to solicit input from our largest stockholders regarding our executive compensation practices, corporate governance matters, and other topics that may be addressed each year at our annual meeting of stockholders. These efforts are led by members of our Legal and Investor Relations teams in consultation with our Nominating and Corporate Governance Committee, with the involvement of our non-executive Board Chair as appropriate. During the 2025 fiscal year, we engaged with several of our largest stockholders, collectively representing a significant portion of our total shares of common stock outstanding.

Stockholder Communications

The Board provides every stockholder the ability to communicate with the Board and individual directors through an established process for stockholder communication. Stockholders and other interested persons may communicate with the Board or individual directors by submitting written correspondences to the Company’s headquarters at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, Attn: Secretary. The Secretary may facilitate or direct such communications with the Board or individual directors by reviewing, sorting, and summarizing such communications. All such communications will be referred to the Board or individual directors for consideration unless the Board instructs the Secretary otherwise.

Insider Trading Policy

Prior to our IPO, the Board adopted our Insider Trading and Information Policy (the “Insider Trading Policy”), which governs the purchase, sale, and other dispositions of our securities by directors, officers, and employees. The Insider Trading Policy, which also sets forth, among other things, appropriate standards for the treatment of confidential information related to the Company, is designed to promote compliance with insider trading laws, rules, and regulations and applicable NYSE listing standards. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

Non-Employee Director Compensation

Our non-employee director compensation program aims to provide fair and competitive compensation to our non-employee directors for their service to the Company. In addition to the cash retainers and equity compensation described below, the Company also reimburses our directors for all reasonable out-of-pocket expenses incurred in attending any meeting of the Board or any committee thereof; however, we do not pay separate fees to our directors for attending individual meetings, which is an expected part of Board service.

Cash Retainers

Each of our non-employee directors receives an annual cash retainer from the Company for his or her service on the Board and any of its committees. Additional annual retainers are paid to our non-executive chairperson and committee chairs in recognition of their additional service to the Company. The amounts of the cash retainers, which are reviewed and set annually by the Compensation Committee, are set forth in the table below. Annual retainers are prorated for service constituting less than a full fiscal year.

Annual Retainer for Board Membership
Annual Board service	$50,000
Annual service as non-executive chairperson	$22,500

Additional Annual Retainer for Committee Membership
Annual Audit Committee service	$10,000
Annual Compensation Committee service	$5,000
Annual Nominating and Corporate Governance Committee service	$5,000
Annual Healthcare Oversight Committee service	$5,000

Additional Annual Retainer for Committee Chairs
Annual service as chair of the Audit Committee	$17,500
Annual service as chair of the Compensation Committee	$12,500
Annual service as chair of the Nominating and Corporate Governance Committee	$7,500
Annual service as chair of the Healthcare Oversight Committee	$15,000

Equity Compensation

Initial Equity Grant. Upon his or her initial election to the Board, each non-employee director is awarded an initial, one-time grant of restricted stock units, each with respect to one share of the Company’s common stock, with a value at grant of $130,000 (an “Initial Equity Grant”). Initial Equity Grants vest ratably in three equal installments on each of the first three anniversaries of the grant date, subject to the award recipient’s continued service as a director at the applicable vesting date. Each of Messrs. Vukovic and Wolfe received an Initial Equity Grant of 28,508 restricted stock units upon his appointment to the Board on February 28, 2025. The number of restricted stock units received by each of Messrs. Vukovic and Wolfe was determined by dividing the intended value at grant by the closing price of our common stock on the grant date, which was $4.56.

RSU Retainers. At the discretion of the Compensation Committee, non-employee directors also receive an annual grant of restricted stock units on the date of our annual meeting of stockholders for the applicable fiscal year. The number of RSUs granted to each non-employee director is calculated by dividing the target grant amount, $130,000, by the closing price of our common stock on the grant date, rounded to the nearest whole share. The RSUs vest on the date of the annual meeting of stockholders for the following fiscal year, subject to the award recipient's continued service as a director. We anticipate that each of our non-employee directors, excluding any director nominee who is not re-elected by the Company’s stockholders, will receive an award of restricted stock units at the 2025 Annual Meeting.

Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the fiscal year ended June 30, 2025. All equity awards were granted pursuant to our 2020 Omnibus Incentive Plan (the “2020 Plan”). Directors who are also employees of the Company receive no additional compensation for their service as directors. As both our Chief Executive Officer and a member of our Board, Mr. Danker received no additional compensation for his services as a director. Please see “Executive Compensation” for details about Mr. Danker’s compensation for the fiscal year ended June 30, 2025.

Name	Fees Earned or Paid in Cash	Stock Awards(10)	Total
Donald L. Hawks III	$95,000(2)	$129,999	$224,999
William Grant II	$50,000(3)	$129,999	$179,999
Earl H. Devanny III	$95,000(4)	$129,999	$224,999
Denise L. Devine	$115,000(5)	$129,999	$244,999
Dr. Kavita K. Patel	$85,000(6)	$129,999	$214,999
Srdjan Vukovic(1)	$20,333(7)	$129,997(11)	$150,330
Raymond F. Weldon	$77,500(8)	$129,999	$207,499
Christopher Wolfe(1)	$20,333(9)	$129,997(11)	$150,330

(1)	Appointed to the Board on February 28, 2025.
(2)
Amount includes a $50,000 cash retainer for Mr. Hawks’ service as a member of the Board, a $22,500 cash retainer for his service as Chairman of the Board, a $5,000 cash retainer for his service as a member of the Compensation Committee, a $5,000 cash retainer for his service as a member of the Nominating and Corporate Governance Committee, a $5,000 cash retainer for his service on the Healthcare Oversight Committee, and a $7,500 cash retainer for his service as Chair of the Nominating and Corporate Governance Committee.

(3)	Amount reflects a $50,000 cash retainer for Mr. Grant’s service as a member of the Board.
(4)
Amount includes a $50,000 cash retainer for Mr. Devanny’s service as a member of the Board, a $10,000 cash retainer for his service as a member of the Audit Committee, a $5,000 cash retainer for his service as a member of the Compensation Committee, a $5,000 cash retainer for his service as a member of the Healthcare Oversight Committee, and a $15,000 cash retainer for his service as Co-Chair of the Healthcare Oversight Committee, as well as a $10,000 cash retainer for his service as a member of a special litigation committee of the Board formed in connection with certain potential litigation matters involving the Company (the “Special Litigation Committee”).

(5)
Amount includes a $50,000 cash retainer for Ms. Devine’s service as a member of the Board, a $10,000 cash retainer for her service as a member of the Audit Committee, a $5,000 cash retainer for her service as a member of the Compensation Committee, a $12,500 cash retainer for her service as Chair of the Compensation Committee, a $5,000 cash retainer for her service as a member of the Nominating and Corporate Governance Committee, a $5,000 cash retainer for her service as a member of the Healthcare Oversight Committee, a $10,000 cash retainer for her service as a member of the Special Litigation Committee, and a $17,500 cash retainer for her service as the Chair of the Special Litigation Committee.

(6)
Amount includes a $50,000 cash retainer for Dr. Patel’s service as a member of the Board, a $5,000 cash retainer for her service as a member of the Nominating and Corporate Governance Committee, a $5,000 cash retainer for her service as a member of the Healthcare Oversight Committee, a $15,000 cash retainer for her service as Co-Chair of the Healthcare Oversight Committee, and a $10,000 cash retainer for her service as a member of the Special Litigation Committee.

(7)
Amount includes an $18,639 cash retainer for Mr. Vukovic’s service as a member of the Board and a $1,694 cash retainer for his service as a member of the Healthcare Oversight Committee, each beginning February 28, 2025.

(8)
Amount includes a $50,000 cash retainer for Mr. Weldon’s service as a member of the Board, a $10,000 cash retainer for his service as a member of the Audit Committee, and a $17,500 cash retainer for his service as Chair of the Audit Committee.

(9)
Amount includes an $18,639 cash retainer for Mr. Wolfe’s service as a member of the Board and a $1,694 cash retainer for his service as a member of the Healthcare Oversight Committee, each beginning February 28, 2025.

(10)
Amounts shown do not reflect compensation actually received. Unless otherwise indicated, amounts reflect the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), of the 52,631 restricted stock units granted to the director on November 12, 2024. Our accounting policies regarding share-based compensation plans and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2025. As of June 30, 2025, each of Messrs. Vukovic and Wolfe had a total of 28,508 unvested restricted stock units outstanding, and each of Ms. Devine, Dr. Patel, and Messrs. Devanny, Grant, Hawks, and Weldon had a total of 52,631 unvested restricted stock units outstanding. As of June 30, 2025, Dr. Patel had a total of 23,596 options outstanding, and each of Mr. Devanny and Ms. Devine had a total of 25,000 options outstanding. Messrs. Hawks, Grant, Vukovic, Weldon, and Wolfe each had no outstanding options as of the end of the 2025 fiscal year.

(11)	Amount reflects the grant date fair value, computed in accordance with FASB ASC Topic 718, of the director’s Initial Equity Grant.
Stock Ownership Guidelines for Non-Employee Directors

The Board has adopted stock ownership guidelines to further align the interests of our directors with that of our stockholders in creating long-term value for the Company. Under the guidelines, each of our non-employee directors is expected to own shares of our common stock having an aggregate value equal to at least five times the amount of the annual cash retainer paid to him or her for Board service (not including any additional retainers for service as Chairman of the Board or Chair of one of our standing committees). Mr. Danker, our Chief Executive Officer, is expected to hold shares of our common stock having an aggregate value equal to at least five times his annual base salary. While directors are not required to satisfy the ownership guidelines by a specific date, each non-employee director must retain 100% of all vested shares, net of taxes, received under any Company equity compensation plan until he or she has attained the required level of stock ownership. Once the Board has determined that a director has met the required level of stock ownership, declines in the market value of the shares held by the director following the Board’s determination will not change its determination. As of the Record Date, the Board has determined that all directors have attained the requisite level of stock ownership.

Compensation Committee Interlocks and Insider Participation

During the most recent fiscal year, none of our executive officers served as a director or member of the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or a committee of our Board, and none of the Compensation Committee members served as an officer or employee of the Company or a subsidiary of the Company.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of June 30, 2025. The ages shown are current as of September 30, 2025.

Name	Age	Position(s)
Timothy R. Danker	52	Chief Executive Officer; Director
Sarah Anderson	47	Executive Vice President, Healthcare Pharmacy Services
Daniel A. Boulware	49	General Counsel and Corporate Secretary
Ryan M. Clement	44	Chief Financial Officer
Stephanie Fisher	48	Chief Accounting Officer
Robert Grant	41	President
William Grant III	50	Chief Operating Officer
Joshua B. Matthews	41	President, Senior Division

Executive Officers

Please see “Corporate Governance – Directors” above for Mr. Danker’s biography.

Sarah Anderson has served as the Executive Vice President of Healthcare Pharmacy Services since July 2024. Ms. Anderson joined the Company in 2018 as the Senior Director of Marketing for the Senior division and has held a variety of senior marketing and operations positions, including Senior Vice President of Marketing Operations and Executive Vice President of Healthcare. From 2002–2018, Ms. Anderson worked for Sprint Corporation (now T-Mobile US) in multiple roles across finance, marketing, and operations. Ms. Anderson began her professional career at Enron Corporation in Houston, Texas after attending Trinity University in San Antonio.

Daniel A. Boulware has served as the Company’s General Counsel and Secretary since October 2019. Prior to joining the Company, Mr. Boulware was the Vice President and General Counsel for SS&C Health, the healthcare segment of SS&C Technologies Holdings, Inc., a public company providing technology to the financial services industry and pharmacy benefit management, medical claims processing, data analytics, and other technology to the healthcare industry. Mr. Boulware began his career in 2002 as an Associate at Polsinelli PC, where he was made Shareholder in 2012. Mr. Boulware earned his undergraduate degree, Juris Doctor and Master of Business Administration from the University of Kansas.

Ryan M. Clement has served as the Company’s Chief Financial Officer since February 2023. Mr. Clement joined the Company in January 2022 as the Senior Vice President of Financial Planning & Analysis and was appointed Interim Chief Financial Officer in June 2022. Before joining the Company, Mr. Clement was the Chief Financial Officer of Sifted, LLC (formerly VeriShip), a private SaaS-based software technology firm, from 2019 to 2022. From 2012 to 2016, Mr. Clement was Vice President of Finance at The Mutual Fund Store, where he was responsible for financial planning and analysis and played a central role in M&A. Following the sale of The Mutual Fund Store in 2016 to Financial Engines, Inc., a publicly-traded independent registered investment adviser, Mr. Clement served as Vice President of Distribution Strategy at Financial Engines and later oversaw its integration with Edelman Financial Services as Head of Integration following the entities’ merger in 2018. Mr. Clement holds an MBA and a dual B.S. in Real Estate and Finance & Banking from the University of Missouri.

Stephanie Fisher has served as the Company’s Chief Accounting Officer since August 2020. Prior to joining the Company, Ms. Fisher was the Chief Financial Officer of YRC Worldwide, Inc. (NASDAQ: YELL) (now Yellow Corporation), a North American less-than-truckload transportation company, where she led a strategic transformation of the company’s finance and operations functions. Before her appointment as Chief Financial Officer in 2017, Ms. Fisher spent over a decade in various senior-level accounting positions at YRC, including Vice President & Controller and Director of Financial Reporting. Ms. Fisher began her career in the Assurance practice of Ernst & Young LLP after earning her B.S. in Business Administration and Master of Accountancy from Kansas State University.

Robert Grant has served as the President of the Company since October 2021. Mr. Grant previously served as the President of the Company’s Senior Division from 2019 to 2021; the Company’s Chief Revenue Officer from 2017 to 2019; the Senior Vice President of Sales of the Company’s Life Division from 2016 to 2017; and as the Director of Sales and Operations for the Company’s Senior Division from 2013 to 2016. Mr. Grant received his undergraduate degree from the University of Kansas. Mr. Grant is the brother of William Grant III, the Company’s Chief Operating Officer.

William Grant III has served as the Company’s Chief Operating Officer since 2019. Mr. Grant previously served as the Company’s Chief Marketing Officer and President of the Company’s Senior Division from 2017 to 2019 and as the Senior Vice President of Marketing for the Company’s Senior Division from 2012 to 2017. Mr. Grant received his undergraduate degree from the University of Kansas. Mr. Grant is the brother of Robert Grant, the Company’s President.

Joshua B. Matthews has served as the President of the Company’s Senior division since July 2022. Mr. Matthews first joined the Company in 2014 and has served in several executive positions within the Senior division, including Senior Vice President of Sales and, from July 2019 to June 2022, Executive Vice President of Medicare Sales Operations. Mr. Matthews received his undergraduate degree in Business Administration from Kansas State University and his Masters in Mathematics from Rockhurst University.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has engaged Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ended June 30, 2026, and we are asking you and other stockholders to ratify this appointment. Deloitte served as our independent registered public accounting firm during the fiscal year ended June 30, 2025.

Although ratification of the appointment of Deloitte is not required by our amended and restated bylaws or otherwise, our Board is submitting the appointment of Deloitte to stockholders for ratification as a matter of good corporate governance. A majority vote of the shares present in person or represented by proxy and entitled to vote is required in order to ratify the appointment of Deloitte. In the event that our stockholders do not ratify this appointment of Deloitte, our Audit Committee will reconsider whether to retain Deloitte. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its stockholders.

We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with SEC and Public Company Accounting Oversight Board (“PCAOB”) rules on accountant independence. The Audit Committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our IPO.

Audit Fees

The following table sets forth the fees billed or to be billed by Deloitte and its affiliates for professional services rendered with respect to the fiscal years ended June 30, 2025 and 2024. All services were approved by the Audit Committee.

Fee Category	2025 Fiscal Year	2024 Fiscal Year
Audit Fees (1)	$3,485,353	$3,199,637
Total Fees	$3,485,353	$3,199,637

(1) Audit Fees consist of fees for professional services rendered for the audits of the annual consolidated financial statements and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include services provided in connection with the audit report on the effectiveness of internal control over financial reporting and other attest services; services related to filings with the SEC, including assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

The Board recommends you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended June 30, 2026.

Audit Committee Report

The Audit Committee is a standing committee of the Board comprised solely of independent directors, as required under NYSE listing standards and applicable SEC rules and regulations. The Audit Committee operates under a written charter, which has been approved by our Board and is available in the Corporate Governance section of our website,

www.selectquote.com. The Audit Committee’s composition and responsibilities and the qualifications of its members as reflected in its charter, are intended to comply with applicable corporate audit committee requirements. The Audit Committee reviews and assesses its performance and the adequacy of its charter on an annual basis.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, and the Company’s internal controls, accounting policies, and the financial reporting process. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, in accordance with its charter. The independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with applicable PCAOB standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has:

1.reviewed and discussed the audited financial statements with management and Deloitte;
2.discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as supplemented or amended, and as adopted by the PCAOB;

3.received from Deloitte the written disclosures and the letter required by the applicable rules of the PCAOB; and
4.discussed Deloitte’s independence with Deloitte.

Based on the Audit Committee’s review and discussions with management and Deloitte, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2025 for filing with the SEC.

THE AUDIT COMMITTEE

Raymond F. Weldon, Chair
Earl H. Devanny III
Denise L. Devine

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) includes a detailed discussion of our executive compensation program, including the annual compensation of certain of our executive officers (our “named executive officers”), for the 2025 fiscal year. Our named executive officers for the 2025 fiscal year were:

Name	Title
Timothy R. Danker	Chief Executive Officer
Robert Grant	President
William Grant III	Chief Operating Officer
Ryan M. Clement	Chief Financial Officer
Daniel A. Boulware	General Counsel and Corporate Secretary

Executive Summary

Our Compensation Committee is responsible for the design, implementation, and approval of our executive compensation program. The goal of our executive compensation program is to compensate our executive officers in a manner that is driven by the financial performance of the Company, aligned with the interests of stockholders, and supports our business strategy. Accordingly, we seek to tie the incentive compensation of each executive officer to company financial performance and stockholder returns.

Our financial results for the 2025 fiscal year reflect another year of strong operating performance across business units. Highlights include:

•Total revenue of $1.52 billion, up more than 15% year-over-year;

•Net income of $47.5 million;

•Adjusted EBITDA(1) of $126.25 million, exceeding our forecasts by more than 20%;

•We continued to drive strong operating efficiency in our Senior division, reducing both operating and marketing expense per policy year-over-year and generating full-year Adjusted EBITDA(1) margin of 27%;

•Our Healthcare Services division grew revenue by more than $260 million year-over-year, ending the fiscal year with $743 million of revenue and strengthening our strategic advantage with respect to revenue diversity;

•We opened a new, state-of-the-art fulfillment facility for our pharmacy business, significantly expanding our processing capacity and paving the way for continued margin improvement in our Healthcare Services division;

•Despite our upfront investment in the new fulfillment facility and expansion of our healthcare services offerings, our Healthcare Services division grew Adjusted EBITDA(1) by 225% year-over-year while delivering modest margin growth;

•Our Life division generated $173 million in revenue and increased Adjusted EBITDA(1) by 32% year-over-year;
(1) Adjusted EBITDA is a non-GAAP financial measure. For a discussion of management’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, Income before income tax expense (benefit), see Appendix A to this Proxy Statement.

•Our Revenue-to-Customer-Acquisition-Cost multiple, which represents revenue as a multiple of total marketing acquisition costs for the Senior and Healthcare Services divisions, grew from 4.5 for the 2024 fiscal year to 6.1 for the 2025 fiscal year, further demonstrating the value of our platform as a holistic customer acquisition engine;

•We completed a $100 million securitization of a portion of our commissions receivable, reducing our cost of capital while retaining nearly 85% of our receivables balance; and

•We raised $350 million of preferred equity from outside investors led by Morgan Stanley Private Credit and Bain Capital Insurance, increasing our liquidity and operational flexibility while further reducing our total debt.

Our executive compensation program for the 2025 fiscal year rewarded our named executive officers for our performance while continuing to emphasize long-term value creation. Incentive compensation, which comprised the majority of the target compensation for our executive officers, was designed to drive alignment with stockholder interests, including profitability and stock price appreciation. Details of our executive compensation program for the 2025 fiscal year are discussed below.

Compensation Philosophy

We believe that the central purpose of our executive compensation program should be to aid the Company in creating sustained, long-term value for our stockholders by attracting and retaining qualified, high-performing executives to lead the pursuit of our corporate and business objectives. In support of this purpose, we strive to provide compensation packages that are market competitive, reward achievement of our business objectives, and align executive and stockholder interests through equity ownership in the Company.

Specifically, our executive compensation program is designed to:

•Attract, motivate, and retain critical, high-performing executives;

•Provide compensation to all executives that is informed by market competitive pay;

•Align executives’ incentives with both the short-term and long-term interest of our stockholders;

•Ensure a substantial portion of each executive’s total compensation is “at-risk” and dependent on the Company’s performance;

•Ensure actual payouts are reflective of our financial performance and align with strategic business goals that enhance stockholder value; and

•Consider aggregate pay levels in total for our named executive officers, with an emphasis on internal equity and consistency.

In support of these goals, our executive compensation program incorporates corporate governance best practices, including the following principles:

•A significant portion of the total compensation of our executive officers is provided in the form of performance-based incentives, tied to defined performance goals, with both short-term and long-term components, that are established and reviewed annually.

•Aggregate total compensation paid to our executives is competitive with market pay levels for similar positions.

•Our executive employment agreements do not provide for automatic salary increases or guaranteed incentive payments. The Compensation Committee reviews the terms of the employment agreements periodically to determine whether the terms of the agreements continue to further our goals.

•The Compensation Committee has full discretion to retain an outside compensation consultant to perform services that assist the committee in making its compensation decisions, and the committee assesses the independence of potential consultants before making retention decisions.

•The cash severance arrangements and accelerated vesting of equity provided to our executives are “double-trigger,” requiring a termination event following a change in control before any cash severance payments or accelerated vesting are triggered.

•We do not provide excise tax “gross-up” payments in the event of a change in control.

•The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements, or components of them, create risks that are reasonably likely to have a material adverse effect on the Company.

•Executive officers are subject to robust stock ownership requirements of 5x base salary for our Chief Executive Officer and 3x base salary for each other named executive officer.

•All employees and directors are prohibited from purchasing shares of our common stock on margin; short selling our common stock; pledging, whether directly or indirectly, shares of our common stock as collateral for a loan; and engaging in transactions designed to hedge our common stock, subject to certain exceptions. See “Corporate Governance – Anti-Hedging, Anti-Short Selling, and Anti-Pledging Policy” above.

While we believe the goals and principles underlying our compensation philosophy are critical to any successful executive compensation program and will continue to inform our process and decision-making regarding the compensation of our executives, we will continue to evaluate our compensation philosophy on an ongoing basis to ensure our compensation programs evolve according to market conditions and the goals of the Company.

Our Compensation Setting Process

Our compensation setting process is a collaborative effort among our Compensation Committee, management, and our outside compensation consultant. The Compensation Committee meets periodically throughout the year with our compensation consultant and certain members of Company management to review compensation related feedback from stockholders and proxy advisors, discuss regulatory updates and trends, identify compensation objectives based on key organizational priorities, and consider any other matters that may affect the Company’s executive compensation program for the upcoming year. Discussions regarding the design of the upcoming year’s compensation program take place throughout the second half of the fiscal year, with the final structure and components, including specific compensation amounts for executive officers, being approved at the end of the fiscal year or beginning of the subsequent fiscal year. The role of each of the participants in this process is outlined below.

Role of the Compensation Committee. Our Compensation Committee is responsible for the design, implementation, and approval of our executive compensation program. Specifically, the Compensation Committee is responsible for:

•Overseeing all aspects of our executive compensation programs, including annual base salary; annual incentive bonus (including the specific goals and amounts); equity compensation; employment agreements, severance arrangements, and change in control agreements/provisions; signing bonuses and payment of relocation costs; and any other forms of compensation and benefits for the chief executive officer and other executive officers of the Company;

•Reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers of the Company;

•Acting as administrator of the Company’s equity compensation plans pursuant to which the equity and annual cash incentive awards that form the majority of our executive compensation program are made;

•Approving the grant of restricted stock units, options to purchase the Company’s common stock, and other equity grants pursuant to the Company’s equity compensation plans, and amending such restricted stock units, options, and other equity grants as needed;

•Making recommendations to the Board regarding amendments to the equity compensation plans, and changes in the number of shares reserved for issuance thereunder;

•Evaluating, on a periodic basis, the competitiveness of the compensation of the chief executive officer and other executive officers of the Company;

•Reviewing market trends and changes in competitive compensation practices and, based on this assessment, adjusting our executive compensation program and recommending changes to the remuneration of members of our Board;

•Retaining any outside executive compensation advisors, including compensation consultants, legal counsel, accounting and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices; and

•Evaluating the independence of any such compensation consultant in accordance with Item 407(e)(3)(iv) of Regulation S-K.

Role of the Compensation Consultant. The Compensation Committee is assisted in fulfilling certain of the above responsibilities by its independent compensation consultant. The Compensation Committee continued to engage Semler Brossy during the 2025 fiscal year to assess the competitiveness of our executive compensation programs and practices in order to assist the Compensation Committee in making compensation decisions for our named executive officers for the 2025 fiscal year. During the 2025 fiscal year, Semler Brossy provided the following services as requested by the Compensation Committee:

•Assisted in the development of the compensation peer group used to understand market competitive compensation practices;

•Reviewed and assessed our compensation practices and the cash and equity compensation levels of our non-employee directors and executive officers, including our named executive officers;

•Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented to remain competitive with the market;

•Conducted an equity burn rate and overhang analysis;

•Reviewed and assessed our current severance and change in control benefits against peer practices;

•Advised on trends and regulatory developments relating to executive compensation;

•Collaborated on the risk assessment relating to incentive compensation;

•Assisted in the development and implementation of our clawback policy pursuant to NYSE rules; and

•Provided input on the design of our incentive plans.

Role of Management. The Compensation Committee and its outside advisors also work closely with Mr. Danker, our Chief Executive Officer, to determine the compensation of our other named executive officers, each of whom reports directly to the Chief Executive Officer. Our Chief Executive Officer does not participate in our Compensation Committee’s deliberations or decisions about his own compensation.

Our Chief Executive Officer reviews the performance of the other named executive officers for the prior year and shares those evaluations with, and makes recommendations to, the Compensation Committee. These recommendations concern each pay element for each of our named executive officers, other than himself, based on the Company’s performance, market pay levels for comparable roles, the individual’s contribution to Company performance, and the individual’s performance against various goals and responsibilities.

The Compensation Committee considers our Chief Executive Officer’s recommendations and consults our independent advisors when making decisions on the compensation of the other named executive officers. In all cases, the final decisions on compensation of our named executive officers are determined on an aggregate basis and made by the Compensation Committee, subject to ratification by the Board. None of our named executive officers participates in the determination of the amounts or elements of his own compensation.

The Compensation Committee, in consultation with our independent advisors, determines and approves changes in the Chief Executive Officer’s compensation based on its review of his individual performance and our performance as a whole.

Timeline of Compensation Related Activities

Our executive compensation program, including our annual and long-term incentive plans, was first developed and approved in preparation for our IPO in May 2020. The Compensation Committee reviews and evaluates the program yearly in light of the Company’s priorities and objectives. In discharging its duties with respect to the compensation of our executive officers, the Compensation Committee follows an annual compensation setting process that was designed to assist the Committee in aligning our compensation practices with the philosophy and objectives outlined above. This process is outlined in the following table:

Q3 (January–March)

Trends and Peer Group: Review and evaluate peer group, review and discuss trends that relate to governance and compensation, and assess the appropriateness of incentive plans.

Q4 (April–June)

Year-End Pay Review:
•Review market data, proposed executive pay changes, and equity grant practices and set equity grant budgets for coming year.
•Review CEO objectives, proposed annual and long-term incentive designs for upcoming year, estimate of annual incentive payout for current year, and executive performance.

Committee Diligence: •Review the performance and independence of outside compensation consultant. •Review annual compensation risk assessment.

Q1 (July–September)

Prior Year Annual Incentive Payouts: Calculate and approve annual incentive payouts for executive officers in light of Company and individual performance for the previous fiscal year.

Determine Current-Year Compensation & Performance Goals:
•Approve base salary, target bonus amount, and dollar value of annual equity grant for executive officers.
•Approve annual equity grants for executive officers and other employees.
•Approve individual and Company performance goals, including CEO objectives, for upcoming year annual incentive plan.

Governance Reviews: Review and approve Committee charter and proxy compensation disclosures.

Q2 (October–December)

Human Capital Management: Review retirement and benefit plans and discuss other human capital management items, including succession planning for non-CEO executive officers and other key personnel.

Proxy Follow-Up; Regulatory Matters: Review say-on-pay results and proxy advisor and shareholder feedback. Discuss upcoming fiscal year regulatory updates.

Committee Performance Review: Evaluate Committee performance, including compliance with charter.

Consideration of 2024 Advisory Vote on Executive Compensation

Our last advisory vote on executive compensation took place at our 2024 annual meeting, held on November 12, 2024. Our proposal received strong support from our stockholders, with holders of nearly 92% of votes cast on the proposal voting to approve the compensation of our named executive officers for the 2024 fiscal year. The Compensation Committee considered these results in designing our 2025 fiscal year executive compensation program, which was composed of the same elements as the fiscal 2024 program and continued to emphasize “pay for performance.” The Compensation Committee also considered specific feedback received from stockholders, including those who voted against our say-on-pay proposal. While no significant changes were incorporated into our fiscal 2025 program based on this feedback, the Compensation Committee welcomes the input of all stockholders and will continue to consider stockholder feedback from stockholders in developing our executive compensation programs moving forward.

Use of Comparative Market Data

We aim to compensate our executive officers at levels that are commensurate, both on an individual and aggregate basis, with competitive levels of compensation for executives in similar positions at peer companies with whom we compete to hire and retain executive talent. Accordingly, we evaluate and consider the compensation practices of peer companies in making compensation-related decisions; however, we do not engage in any benchmarking or targeting of any specific levels or percentiles of market for pay and generally consider pay in aggregate across the executive team, taking into account the pay levels of each of our named executive officers relative to each other.

Compensation Peer Group

In March 2024, our Compensation Committee approved a new compensation peer group for use in determining 2025 fiscal year compensation levels for our executive officers. The new peer group, which reflects our growing emphasis on healthcare services, consists of the following companies:

Accolade, Inc.	eHealth, Inc.	HealthEquity, Inc.	Tripadvisor, Inc.
Alignment Healthcare, Inc.	EverQuote, Inc.	MediaAlpha, Inc.	Trupanion, Inc.
BRP Group, Inc.	GoHealth, Inc.	MultiPlan Corporation	Veradigm Inc.
CarGurus, Inc.	GoodRx Holdings, Inc.	Shutterstock, Inc.	ZipRecruiter, Inc.

Peers were selected from a list of public companies operating in the insurance, healthcare technology, healthcare services, and other industries according to quantitative factors like size, growth, and valuation relative to the Company. The selection process also included a qualitative analysis that prioritized companies with which we share certain business characteristics, including pharmacy operations and a direct-to-consumer focus.

To ensure a robust sample of data was used in developing compensation recommendations for the 2025 fiscal year, we also referenced general industry compensation data for the position held by each named executive officer in our decision-making process.

Elements of Executive Compensation for the 2025 Fiscal Year

The compensation of our named executive officers for the 2025 fiscal year was comprised of three primary elements: 1) base salary; 2) a cash-based annual incentive opportunity; and 3) equity-based long-term incentives. This program emphasized “at-risk” pay while providing competitive packages to retain and motivate our key talent.

Base Salary

Base salaries, which are set annually by the Compensation Committee and approved by the Board, are provided to our named executive officers to compensate them in cash at a fixed amount for services provided on a day-to-day basis during the fiscal year. In determining base salary amounts for our named executive officers for the 2025 fiscal year, the Compensation Committee considered the scope of each executive’s responsibilities, market compensation data for their respective roles, internal pay equity, and individual and Company performance during the 2024 fiscal year. Based on these criteria, each of Messrs. Danker, Robert Grant, and William Grant III received a 3% increase to his base salary for the 2025 fiscal year, and Mr. Boulware received a 5% increase. To better align his base pay with market levels, and in recognition of his significant contributions to the Company’s performance for the 2024 fiscal year, Mr. Clement received an 11% increase to his base salary for the 2025 fiscal year. Base salaries for our named executive officers for the 2025 fiscal year are set forth in the following table:

Named Executive Officer	FY25 Salary
Timothy R. Danker	$556,973
Robert Grant	$477,405
William Grant III	$440,274
Ryan M. Clement	$430,000
Daniel A. Boulware	$435,000

Annual Cash Incentive

Annual cash bonuses for our named executive officers and other executives are determined under our annual incentive plan. The annual incentive plan is an “at-risk” bonus compensation program designed to reinforce a performance-oriented culture that aligns individual performance with our financial and business objectives. The annual incentive plan provides guidelines for the calculation of annual non-equity, incentive-based compensation that is subject to the Compensation Committee’s oversight and modification.

The Compensation Committee sets target annual incentive amounts for our named executive officers as a percentage of base salary. The total annual incentive opportunity for each named executive officer is comprised of two separate components, one tied to Company performance for the fiscal year (the “company component”), and the other to the executive officer’s individual performance during the fiscal year (the “individual component”). For the 2025 fiscal year, the company component represented 75% of each named executive officer’s target annual incentive amount, with the remaining 25% represented by the individual component. Target amounts for each named executive officer for the 2025 fiscal year are set forth in the following table:

Named Executive Officer	Target Incentive Compensation ($)			Percentage of Base Salary (%)
	Company Component (75%)	Individual Component (25%)	Total (100%)
Timothy R. Danker	$417,730	$139,243	$556,973	100%
Robert Grant	$268,540	$89,514	$358,054	75%
William Grant III	$247,654	$82,551	$330,205	75%
Ryan M. Clement	$241,875	$80,625	$322,500	75%
Daniel A. Boulware	$163,125	$54,375	$217,500	50%

Payouts for our named executive officers under each component were determined as follows:

Company component. Cash bonus amounts earned by our named executive officers under the company component were determined by measuring the Company’s fiscal year performance against certain predetermined performance metrics. These metrics are established by the Compensation Committee at the beginning of each fiscal year and are designed to align annual incentive bonuses with the Company’s key financial objectives for the upcoming year. For the 2025 fiscal year, performance was measured against revenue, Adjusted EBITDA, and operating cash flow targets for the Company on a consolidated basis, with each weighted one-third of the total possible payout. Revenue and Adjusted EBITDA targets were set at levels exceeding actual results for the relevant metric during the previous fiscal year, and operating cash flow targets were set at stretch levels based on budgeted amounts for the 2025 fiscal year. Specific revenue, Adjusted EBITDA, and operating cash flow targets for the purposes of our 2025 annual incentive plan, and our performance against these targets, are set forth in the following table:

	Revenue			Adjusted EBITDA(3)			Operating Cash Flow
	Target	Actual(2)	% of Target	Target	Actual(4)	% of Target	Target	Actual
Consolidated Results(1)	$1,447,950	$1,522,391	105%	$106,388	$126,220	119%	$(19,700)	$(11,666)

(1)	Numbers shown in thousands. Amounts and percentages are rounded to the nearest whole number.
(2)	Amount reflects immaterial adjustments related to the mid-year reclassification of certain expenses from general and administrative to revenue.
(3)
Adjusted EBITDA is a non-GAAP financial measure. For a discussion of management’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, Income before income tax expense (benefit), see Appendix A to this Proxy Statement.

(4)	Amount reflects immaterial adjustments related to the classification of certain amounts reflected in our financial statements, including depreciation, severance, and non-operating expenses.

Payout levels under revenue and Adjusted EBITDA were determined according to the following scale, with payouts increasing by 2% for every additional percentage of performance metric achieved between 70% and 110%, and by 5% for every additional percentage of performance metric achieved between 110% and 126%.

	Percentage of Performance Metric Achieved (%)	Payout Percentage (%)
Below Threshold	<70%	0%
Threshold	70%	40%
Target	100%	100%
Maximum	126%	200%

Payout levels under operating cash flow were determined according to the following scale, with payouts increasing by 2.5% for every additional $1 million of operating cash flow achieved between the threshold and target amounts and by 5% for every additional $1 million of operating cash flow achieved between the target and maximum amounts.

	Consolidated FY25 Operating Cash Flow Target ($)	Payout Percentage (%)
Below Threshold	< $(39,700,000)	0%
Threshold	$(39,700,000)	50%
Target	$(19,700,000)	100%
Maximum	$300,000	200%

Individual component. Amounts awarded to our named executive officers pursuant to the individual component of our annual incentive plan are based on each executive’s individual achievements and contributions to the Company throughout the fiscal year. Payouts are determined as a percentage of the target individual component amount for each named executive officer. Percentages are determined by the Compensation Committee, in the case of our Chief Executive Officer, and by our Chief Executive Officer with the approval of the Compensation Committee in the case of our other named executive officers. The percentage of target amount awarded to each of our named executive officers for the 2025 fiscal year was determined based on achievement against certain individual performance objectives established at the beginning of the fiscal year.

Individual goals for the 2025 fiscal year for our non-CEO named executive officers were determined by our Chief Executive Officer and approved by the Compensation Committee in July 2024. Quantitative and qualitative goals were developed based on our key organizational priorities for the fiscal year, as identified by our Chief Executive Officer and reviewed by the Board, and allocated among our executives based on the nature of each executive’s role and the scope of their responsibilities. The Committee considered our overall execution against our key organizational priorities, in addition to certain other factors, in evaluating our Chief Executive Officer’s individual performance for the 2025 fiscal year. Goals for our named executive officers for the 2025 fiscal year included, among others:

•Completing the securitization of a portion of our commissions receivable and ensuring effective post-closing infrastructure to support the facility on a go-forward basis;

•Identifying and executing additional alternatives for paying down our term debt balance, increasing liquidity, and improving operational flexibility;
•Continuing to deliver Senior division margins of at least 20% by driving continued focus on operational efficiency and customer retention;

•Ensuring the continued effectiveness of our compliance programs in light of recent legal and regulatory changes and the evolution of our business towards a broader healthcare platform;

•Growing Healthcare Services margins and increasing year-over-year divisional EBITDA;

•Supporting the expansion of our healthcare services platform by increasing enrollments in our chronic care management program, SelectPatient Management, and successfully launching other emerging products; and

•Increasing margins in both our Term Life and Final Expense divisions by enhancing our technological capabilities and strengthening our sales force.

Despite headwinds in the Medicare distribution space, including significant regulatory uncertainty, our Senior division outperformed expectations, reducing marketing and operating expenses and delivering Adjusted EBITDA(2) margins of 27%. Our Life division also met internal margin targets while investing in technology development and other operational improvements. Our performance was bolstered by the completion of the securitization of $100 million of our commissions receivable and a $350 million preferred equity investment from Morgan Stanley and Bain. Combined, these two transactions decreased our total debt by nearly $300 million, reduced our blended cost of capital, and provided liquidity to support ongoing growth initiatives.

Though largely driven by external factors outside of our control, including developments with respect to pharmacy network pricing, our Healthcare Services division fell short of achieving its internal margin growth and EBITDA targets. These shortfalls impacted the individual component payouts for Messrs. Danker and Robert Grant, as shown in the table below.

2025 Fiscal Year Payouts. In accordance with the methodology described above, annual incentive plan payouts in the amounts shown in the table below were made to our named executive officers in August 2025, following our year-end earnings release. All dollar amounts and percentages are rounded to the nearest whole number.

(2) Adjusted EBITDA is a non-GAAP financial measure. For a discussion of management’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, Income before income tax expense (benefit), see Appendix A to this Proxy Statement.

Named Executive Officer	Company Performance (75%)		Individual Performance (25%)		Aggregate (100%)
	Payout ($)	Payout (% of Target Amount)	Payout ($)	Payout (% of Target Amount)	FY 2025 Annual Incentive Payout ($)	FY 2025 Annual Incentive Payout (% of Total Target Bonus)
Timothy R. Danker	$576,467	138%	$125,319	90%	$701,786	126%
Robert Grant	$370,586	138%	$80,562	90%	$451,148	126%
William Grant III	$341,763	138%	$82,551	100%	$424,314	129%
Ryan M. Clement	$333,788	138%	$80,625	100%	$414,413	129%
Daniel A. Boulware	$225,113	138%	$54,375	100%	$279,488	129%

Equity Awards

Equity compensation makes up the largest portion of pay for our named executive officers. Annual long-term incentive awards are granted at the beginning of each fiscal year to align the interests of our named executive officers to the long-term interests of our stockholders and incentivize our named executive officers to maximize long-term shareholder value throughout the fiscal year. All equity awards are granted pursuant to the 2020 Plan.

Both the target dollar value of each named executive officer’s long-term equity incentive award and the form of equity grants awarded to named executive officers are determined by the Compensation Committee. In determining the target dollar value of the annual equity grants for our named executive officers, the Compensation Committee considers a variety of factors, including, without limitation, each executive’s role and responsibilities, unique skills, future potential with the Company, internal pay equity, and equity compensation amounts paid to executives by peer companies. The Compensation Committee seeks to remain market competitive when determining the size of a grant but does not target a specific percentile of the market.

The primary goal of our long-term equity incentive plan for the 2025 fiscal year was to drive retention while managing dilution in light of continued stock price pressure. The 2025 plan also sought to reinforce alignment with stockholder interests through a continued emphasis on stock price appreciation. Accordingly, participants in our 2025 equity incentive program, including our named executive officers, received annual equity awards in the form of restricted stock units (RSUs) and price-vested units (PVUs). To minimize dilution, no options were awarded for the 2025 fiscal year.

Our 2025 equity incentive plan was designed to provide one-half of the total target value of the grants awarded to each of our named executive officers in the form of performance-based awards, and one-half in the form of time-based awards. Thus, the total target value of each named executive officer’s annual grant was divided evenly between PVUs and RSUs. The number of RSUs and PVUs, respectively, granted to each of our named executive officers was determined by dividing the target value of the RSU award or the PVU award, as appropriate, by $3.13, which was the 60-day trailing average price per share of our common stock as of August 1, 2025.

The primary purpose of the RSU awards granted to our named executive officers was to serve as a retention mechanism and to reward individual performance. To support retention while incentivizing the achievement of important short-term financial objectives and promoting the long-term stability of the Company, RSU grants made to our named executive officers were structured to vest in three equal installments on each of the first three anniversaries of the grant date, subject to the continued employment of the named executive officer on the vesting date.

The primary purpose of the PVU grants was to align the interests of our named executive officers with the interests of our stockholders by conditioning the receipt of shares on the appreciation of the value of our common stock. PVUs represent the right to receive shares of the Company’s common stock upon the achievement of certain predetermined stock price hurdles within the applicable performance period, subject to applicable vesting conditions. Specifically, the PVUs granted to our named executive officers, which are divided into tranches, are eligible to vest only upon the satisfaction of the following price hurdles:

Price Hurdle(1)	Portion of PVUs Eligible to Vest
$3.13	One-Third
$6.00	One-Third
$9.00	One-Third

(1)	Price hurdles are deemed satisfied when the average closing price of the Company’s common stock for any consecutive 60-day period within the 5-year performance period reaches the applicable amount.

The PVUs vest ratably in three annual installments commencing on the one-year anniversary of the grant date, subject to the named executive officer’s continued employment with the Company as of the vesting date.

Award Amounts. The target dollar value of each named executive officer’s annual equity incentive grant and the number of RSUs and PVUs awarded to each named executive officer, in addition to the actual grant date fair value of the awards, are shown in the following table:

Named Executive Officer	Target Dollar Value of FY25 Equity Grant	Number of Units		Actual Grant Date Fair Value of FY25 Equity Award(1)
		FY25 RSU Award	FY25 PVU Award
Timothy R. Danker	$2,400,000	383,387	383,387	$2,212,143
Robert Grant	$2,300,000	367,412	367,412	$2,119,967
William Grant III	$2,000,000	319,489	319,489	$1,843,452
Ryan M. Clement	$1,200,000	191,693	191,693	$1,106,069
Daniel A. Boulware	$850,000	135,783	135,783	$783,468

(1)	As computed in accordance with FASB ASC Topic 718.

Other Forms of Compensation

In addition to the three primary elements of our executive compensation program identified above, our named executive officers also receive compensation from the Company in the following forms:

Retirement Plan and Other Employee Benefits. We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Each of our named executive officers is eligible to participate in the 401(k) plan on the same terms as other full-time employees and receive matching contributions from the Company equal to 50% of the first 6% of their individual contributions. Additionally, under the terms of the 401(k) plan, participating employees, including our named executive officers, are also eligible to receive a potential additional 1% profit sharing contribution from the Company based on the Company’s achievement of certain annual performance targets.

We provide a competitive benefits package to all full-time employees, which package includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms, or operation in favor of executive officers and are available to all full-time employees.

Post-Termination Pay. According to the terms of their respective employment agreements, which are discussed in further detail below, our named executive officers are also entitled to receive certain additional compensation from the Company in the event of their departure from the Company under certain circumstances. Such additional compensation may consist of lump sum cash severance payments, prorated cash bonuses, accelerated vesting of equity awards in the event of a change in control, and reimbursement of certain medical and dental costs. See “ –Employment Agreements” below for additional information regarding post-termination amounts due to each named executive officer in the event of his departure from the Company.

Employment Agreements

Each of our named executive officers is party to an executive employment agreement with the Company. Each executive’s agreement provides for a three-year initial employment period, with automatic annual renewal for additional one-year periods unless either party provides notice of non-renewal at least 90 days before the expiration of the then-current term. Each employment agreement sets forth the applicable executive’s annual minimum base salary and annual bonus opportunity, as well as eligibility to participate in the Company’s employee benefit arrangements generally available to other senior executives of the Company.

Each executive officer is entitled to receive benefits under the agreements if (a) we terminate the executive’s employment without cause, or (b) the executive resigns for good reason. The term “cause” includes termination due to the executive’s willful refusal to perform the executive’s duties and responsibilities or comply with material policies and procedures; conviction of a crime other than a vehicular misdemeanor; fraud or other illegal conduct in the performance of the executive’s duties to the Company; and breach of any material term of the employment agreement. The term “good reason” includes termination due to a substantial diminution of duties, relocation beyond fifty (50) miles from the executive’s principal place of employment, material reduction in annual base salary or target bonus, and breach of any material term of the employment agreement by the Company.

In the event of the executive’s termination without cause or resignation for good reason, the executive is, subject to the execution and non-revocation of a release of claims, entitled to receive: (i) a prorated bonus for the fiscal year during which the termination occurs; (ii) a lump sum cash severance payment in an amount equal to the sum of the executive’s annual base salary and target annual bonus; and (iii) COBRA reimbursement for the excess of the monthly cost of premiums associated with medical and dental coverage over the monthly premiums for such coverage payable by a similarly situated active employee during the applicable severance period.

In the event an executive is terminated (i) within 90 days prior to a change in control (as defined in the executive’s employment agreement) or (ii) within two years following the date of a change in control, the lump sum cash severance payment payable to the executive under his employment agreement shall be determined by multiplying the sum of the executive’s annual base salary and target annual bonus by two (2), in the case of Mr. Danker, or by 1.5, in the case of Messrs. Boulware, Clement, Robert Grant and William Grant III (such multiple, the “Severance Multiple”). Lump sum cash severance payments payable to executives in the event of a change in control pursuant to the terms of their respective employment agreements are “double-trigger,” meaning that any named executive officer who continues as an employee of the Company or any successor entity for more than two years following the date of a change in control is not entitled to receive any cash severance payment.

The employment agreements also contain various standard restrictive covenants, including those related to assignment of inventions, confidentiality of Company information, and non-competition and non-solicitation following the termination of the executive’s employment agreement. The non-competition and non-solicitation restrictions are generally effective for a period of two years following the date of termination, except that, in the event of a severance-qualifying termination of a named executive officer other than Mr. Danker during the two-year period following a change in control, the effective period will be reduced to 18 months, unless the Company elects to increase the amount of the lump sum cash severance payment due to the executive by increasing the Severance Multiple to two.

We do not provide, and have no obligation to provide, any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. If any payments or benefits provided pursuant to a change of control or severance agreement, or otherwise payable to a named executive officer, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (and could, therefore, be subject to the related excise tax), he or she would be entitled to receive from the Company either 1) full payment of such payments and benefits, or 2) such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Accounting and Tax Treatment

The fair value of equity awards is established in accordance with the applicable accounting standards. Compensation-related expenses are taken into consideration by the Compensation Committee in determining the amounts of equity awards to our named executive officers.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly-held corporation’s “covered employees” in excess of $1 million per taxable year for any covered employee generally may not be deducted by the company as a business expense. Although the Compensation Committee will consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation to our named executive officers that is not deductible under Section 162(m) if such compensation is consistent with the goals of our executive compensation program and in the best interests of the Company and its stockholders.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. If any payments or benefits provided pursuant to a change of control or severance agreement, or otherwise payable to a named executive officer, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (and could, therefore, be subject to the related excise tax), he or she would be entitled to receive from the Company either 1) full payment of such payments and benefits, or 2) such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A provided above. Based on its review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and SelectQuote’s Annual Report on Form 10-K for the year ended June 30, 2025.

THE COMPENSATION COMMITTEE

Denise L. Devine, Chair
Earl H. Devanny III
Donald L. Hawks III
Summary Compensation Table

The information below sets forth the “total compensation” earned by our named executive officers for the fiscal year ended June 30, 2025. For Messrs. Danker, Robert Grant, and William Grant III, who were also named executive officers in each of the two preceding fiscal years, the table also reflects the total compensation earned for the years ended June 30, 2024 and 2023, respectively.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Timothy R. Danker	2025	$556,973	$629	$2,212,143	$701,786	$15,996	$3,487,527
Chief Executive Officer	2024	$540,750	$495	$1,566,000	$898,051	$11,840	$3,017,136
	2023	$525,000	$256	$1,573,042	$542,490	$8,839	$2,649,627
Robert Grant	2025	$477,405	$629	$2,119,967	$451,148	$14,692	$3,063,841
President	2024	$463,500	$495	$1,374,251	$577,318	$11,078	$2,426,642
	2023	$450,000	$358	$1,507,496	$464,991	$8,975	$2,431,820
William Grant III	2025	$440,274	$640	$1,843,452	$424,314	$15,302	$2,723,982

Chief Operating Officer	2024	$427,450	$503	$1,195,001	$532,416	$10,987	$2,166,357
	2023	$415,000	$259	$1,310,867	$428,825	$7,732	$2,162,683
Ryan M. Clement	2025	$430,000	$200,212	$1,106,069	$414,413	$16,962	$2,167,656
Chief Financial Officer
Daniel A. Boulware	2025	$435,000	$100,354	$783,468	$279,488	$16,010	$1,614,320
General Counsel and Corporate Secretary

(1)
Includes annual holiday bonus paid to all employees based solely on the length of their employment with the Company and, for Messrs. Boulware and Clement only, a one-time cash bonus in connection with the completion of certain significant financial transactions.

(2)
Represents the grant-date fair value, computed in accordance with FASB ASC Topic 718, of awards of time-based restricted stock units (RSUs) and price-vested restricted stock units (PVUs) made pursuant to the 2020 Plan. Our accounting policies regarding share-based compensation plans, and the assumptions used to compute the fair value of our equity awards, are set forth in Notes 1 and 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2025. The grant-date fair value of the PVU awards was calculated based on the probable achievement of the price hurdles in a Monte Carlo valuation. The grant-date fair value of the 2025 PVU awards assuming the highest level of performance conditions are achieved are $1,537,382 for Mr. Danker, $1,473,322 for Mr. Robert Grant, $1,281,151 for Mr. William Grant III, $768,689 for Mr. Clement, and $544,490 for Mr. Boulware. The grant-date fair value of the 2024 PVU awards assuming the highest level of performance conditions are achieved are $757,960 for Mr. Danker, $725,747 for Mr. Robert Grant, and $631,083 for Mr. William Grant III. The grant-date fair value of the 2023 PVU awards assuming the highest level of performance conditions are achieved are $763,103 for Mr. Danker, $705,431 for Mr. Robert Grant, and $613,419 for Mr. William Grant III.

(3)
Represents cash incentive compensation amounts earned by each of our named executive officers pursuant to our annual incentive plan. For information on how amounts were determined, see “– Compensation Discussion and Analysis – Elements of Executive Compensation for the 2025 Fiscal Year – Annual Cash Incentive.”

(4)
Amounts shown in this column include group term life insurance imputed interest, 401(k) Company match and profit sharing contributions, Company contributions to HSA plan, spousal airfare for Company trips, and, for Messrs. Boulware and Clement only, a mobile phone service stipend. Additionally, amounts shown for 2023 include a remote-work stipend paid to all employees in connection with the COVID-19 pandemic.

Grants of Plan-Based Awards

The following table sets forth the awards of restricted stock units and price-vested units granted to each of our named executive officers during the 2025 fiscal year pursuant to the 2020 Plan. The table also sets forth the cash bonuses payable to each of our named executive officers under the 2025 annual incentive plan during the 2025 fiscal year.

		Estimated possible payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (5)			All other stock awards: Number of shares of stock or units (6)	Grant date fair value of stock and option awards (7)
Name	Grant Date	Threshold (2)	Target (3)	Maximum (4)	Threshold	Target	Maximum
Timothy R. Danker	7/1/2024	$181,016	$556,973	$974,703
	10/28/2024				127,796	383,387	383,387		$1,433,867
	10/28/2024							383,387	$778,276
Robert Grant	7/1/2024	$116,368	$358,054	$626,595
	10/28/2024				122,471	367,412	367,412		$1,374,121
	10/28/2024							367,412	$745,846
William Grant III	7/1/2024	$107,317	$330,205	$577,859
	10/28/2024				106,496	319,489	319,489		$1,194,889
	10/28/2024							319,489	$648,563
Ryan M. Clement	7/1/2024	$104,813	$322,500	$564,375
	10/28/2024				63,898	191,693	191,693		$716,932
	10/28/2024							191,693	$389,137
Daniel A. Boulware	7/1/2024	$70,688	$217,500	$380,625
	10/28/2024				45,261	135,783	135,783		$507,828
	10/28/2024							135,783	$275,640

(1)
Represents possible amounts payable under our 2025 annual incentive plan. For actual amounts paid to each named executive officer under the 2025 annual incentive plan, see “– Compensation Discussion and Analysis – Elements of Executive Compensation for the 2025 Fiscal Year –Annual Cash Incentive” and “– Summary Compensation Table.”

(2)	Represents amounts payable under the 2025 annual incentive plan if the threshold level had been achieved for all metrics.
(3)	Represents amounts payable under the 2025 annual incentive plan if the target level had been achieved for all metrics.
(4)	Represents amounts payable under the 2025 annual incentive plan if the maximum level had been achieved for all metrics.
(5)
Represents price-vested units that vest upon our achievement of certain pre-determined stock price hurdles, subject to the recipient’s continued service to the Company as of the applicable vesting date. See “– Compensation Discussion and Analysis – Elements of Executive Compensation for the 2025 Fiscal Year – Equity Awards.”

(6)
Represents time-based restricted stock units, each of which will vest as to one third of the award on each of the first three anniversaries of the grant date, subject to the recipient’s continued service to the Company as of the applicable vesting date.

(7)
Represents the grant-date fair value of the equity award, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding share-based compensation plans and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2025.

Narrative Disclosure to Summary Compensation Table

For additional context regarding the information contained in the Summary Compensation and Grants of Plan-Based Awards Tables, see “– Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity compensation awards held by our named executive officers as of June 30, 2025. Market values have been determined based on the closing price of our common stock on June 30, 2025, which was $2.38 per share.

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(4)	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
Timothy R. Danker	8/1/2020	88,731(1)		$17.89	8/1/2030
	8/1/2021	135,288(1)	45,096	$17.80	8/1/2031	11,274(5)	$26,832
	8/1/2022					176,860(6)	$420,927	600,000	$1,428,000
	9/13/2023					600,000(6)	$1,428,000	300,000	$984,000
	10/28/2024					511,183(6)	$1,216,616	255,591	$608,307
Robert Grant	8/22/2018	4,448(2)		$1.88	8/22/2028
	5/20/2020	200,000(3)		$20.00	5/20/2030
	8/1/2020	118,308(1)		$17.89	8/1/2030
	8/1/2021	129,651(1)	43,217	$17.80	8/1/2031	10,804(5)	$25,714
	8/1/2022					169,491(6)	$403,389	575,000	$1,368,500
	9/13/2023					575,001(6)	$1,368,502	287,500	$684,249
	10/28/2024					489,883(6)	$1,165,922	244,941	$582,960
William Grant III	8/1/2020	118,308(1)		$17.89	8/1/2030
	8/1/2021	112,740(1)	37,580	$17.80	8/1/2031	9,395(5)	$22,360
	8/1/2022					147,384(6)	$350,773	500,000	$1,189,999
	9/13/2023					500,001(6)	$1,190,001	250,000	$594,999
	10/28/2024					425,985(6)	$1,013,845	212,993	$506,923
Ryan M. Clement	3/1/2022	66,626(1)	22,208	$2.80	3/1/2032	6,234(5)	$14,837
	8/1/2022					26,044(6)	$61,985	88,353	$210,280
	2/28/2023					20,834(5)	$49,585
	9/13/2023					200,000(6)	$476,000	100,000	$238,000

	10/28/2024					255,591(6)	$608,307	127,795	$304,153
Daniel A. Boulware	5/20/2020	62,000(3)		$20.00	5/20/2030
	8/1/2020	25,068(1)		$17.89	8/1/2030
	8/1/2021	36,360(1)	12,120	$17.80	8/1/2031	3,030(5)	$7,211
	3/10/2022	35,250(1)	11,750	$2.51	3/10/2032
	8/1/2022					57,111(6)	$135,924	193,751	$461,126
	9/13/2023					200,000(6)	$476,000	100,000	$237,999
	10/28/2024					181,044(6)	$430,885	90,522	$215,442

(1)	Represents non-qualified stock options awarded to the executive pursuant to the 2020 Plan that had vested but had not been exercised as of June 30, 2025.
(2)	Represents incentive stock options awarded to the executive pursuant to the 2003 Plan that had vested but had not been exercised as of June 30, 2025.
(3)	Represents non-qualified stock options awarded to the executive pursuant to the 2020 Plan in connection with our IPO that had vested but had not been exercised as of June 30, 2025.
(4)
Represents non-qualified stock options awarded to the executive pursuant to the 2020 Plan that had not vested as June 30, 2025. The options vest ratably in four annual installments commencing on the one-year anniversary of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date.

(5)
Represents time-based restricted stock units awarded to the executive pursuant to the 2020 Plan that had not vested as of June 30, 2025. The restricted stock units vest ratably in four annual installments commencing on the one-year anniversary of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date.

(6)
Represents time-based restricted stock units and earned price-vested restricted stock units (PVUs) awarded to the executive pursuant to the 2020 Plan that had not vested as of June 30, 2025. The restricted stock units and PVUs vest ratably in three annual installments commencing on August 1 of the year immediately following the grant date, subject to the executive’s continued employment with the Company as of the applicable vesting date. The number of PVUs included in the amount shown represents the number of PVUs granted on the grant date for which the relevant price hurdle had been achieved, but that had not yet vested, as of June 30, 2025.

(7)
Represents unearned price-vested restricted stock units (PVUs) awarded to the executive pursuant to the 2020 Plan that had not vested as of June 30, 2025. The number of PVUs shown assumes the achievement of the underlying performance condition at target level, or that all applicable price hurdles are met. The PVUs are eligible for vesting in three ratable annual installments commencing on August 1 of the year immediately following the grant date, subject to the executive’s continued employment with the Company as of the applicable vesting date. The price hurdles for the PVUs granted on August 1, 2022 are $4.00, $7.50, $10.00, and $12.50. The price hurdles for the PVUs granted on September 13, 2023 are $2.50, $5.00, $7.50, and $10.00. The price hurdles for the PVUs granted on October 28, 2024 are $3.13, $6.00, and $9.00. For additional information related to the PVUs awarded to our named executive officers, see “– Compensation Discussion and Analysis – Elements of Executive Compensation for the 2025 Fiscal Year – Equity Awards.”

Options Exercised and Shares Vested

The table below sets forth information for the 2025 fiscal year regarding the vesting of time-based restricted stock units and price-vested units previously granted to the Company’s named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Timothy R. Danker	562,193	$2,331,727
Robert Grant	539,076	$2,235,806
William Grant III	469,727	$1,948,050
Ryan M. Clement	135,860	$556,186
Daniel A. Boulware	154,176	$682,690

(1)
Represents the aggregate dollar amount realized by the executive upon the vesting of the restricted stock units and price-vested units, computed by multiplying the number of units vested by the closing market price of our common stock as of the vesting date.

Potential Payments to Executive Officers Upon Termination or Change in Control

The following table indicates the cash amounts, accelerated vesting, and other payments and benefits that each named executive officer would be entitled to receive upon termination under various circumstances pursuant to the terms of our equity compensation plans, any applicable award agreements related to individual equity awards made under our equity compensation plans, and his employment agreement. The table assumes that termination of the named executive officer from the Company under the scenario shown occurred on June 30, 2025, and that, in the event of a change in control, the executive did not continue his employment with the Company or any successor entity. The table also does not give effect to any reduction in payments to any executive that might occur under his employment agreement in the event that such reduction would put the executive in a better after-tax position than if his payments were not reduced and as a result he would become subject to additional taxes under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control. Amounts shown in the table do not include accrued salary, unpaid bonuses earned for any fiscal year that concluded prior to the date of termination, or reimbursement of business expenses, each of which the executive is entitled to receive in the event of his termination under any of the above scenarios. Pursuant to the terms of each executive’s employment agreement, the Company’s obligation to deliver all amounts reflected in the table is conditioned upon the executive’s prior execution and non-revocation of a release of claims.

	Pro-Rated Bonus(1)	Cash Severance Payment(2)	Health Insurance Benefits(3)	Acceleration of Equity Awards(4)	Total Termination Benefits
Timothy R. Danker
Involuntary termination without cause or voluntary termination for good reason	$556,973	$1,113,946	$19,817	—	$1,690,736
Involuntary termination with cause or voluntary termination not for good reason	—	—	—	—	—
Involuntary or good reason termination in connection with change in control	$556,973	$2,227,892	—	$3,092,375	$5,877,240
Death or disability	—	—	—	—	—
Robert Grant
Involuntary termination without cause or voluntary termination for good reason	$358,054	$835,459	$19,926	—	$1,213,439
Involuntary termination with cause or voluntary termination not for good reason	—	—	—	—	—
Involuntary or good reason termination in connection with change in control	$358,054	$1,253,189	—	$2,963,527	$4,574,770
Death or disability	—	—	—	—	—
William Grant III
Involuntary termination without cause or voluntary termination for good reason	$330,205	$770,479	$11,853	—	$1,112,537
Involuntary termination with cause or voluntary termination not for good reason	—	—	—	—	—
Involuntary or good reason termination in connection with change in control	$330,205	$1,155,719	—	$2,576,979	$4,062,903
Death or disability	—	—	—	—	—
Ryan M. Clement
Involuntary termination without cause or voluntary termination for good reason	$322,500	$752,500	$19,926	—	$1,075,000
Involuntary termination with cause or voluntary termination not for good reason	—	—	—	—	—
Involuntary or good reason termination in connection with change in control	$322,500	$1,128,750	—	$1,210,714	$2,661,964
Death or disability	—	—	—	—	—
Daniel A. Boulware
Involuntary termination without cause or voluntary termination for good reason	$217,500	$652,500	$19,926	—	$870,000
Involuntary termination with cause or voluntary termination not for good reason	—	—	—	—	—
Involuntary or good reason termination in connection with change in control	$217,500	$978,750	—	$1,050,020	$2,246,270
Death or disability	—	—	—	—	—

(1)	Amounts shown in this column represent the pro-rated cash bonus for the year in which the termination occurs. These amounts are calculated by multiplying the executive’s target annual cash bonus, as identified in the annual incentive plan, by the quotient of the number of days elapsed during the current fiscal year through the termination date divided by 365 (366 if the termination occurs during a leap year).
(2)
Amounts shown in this column represent the lump sum cash severance payment owed to the executive officer pursuant to his employment agreement under each of the above scenarios. See “—Employment Agreements” for information on how these amounts are calculated.

(3)	Amounts shown in this column represented the estimated cost of reimbursement of monthly medical and dental coverage premiums in excess of the premium amounts that would be payable by the executive if still employed by the Company. The amounts reported in this column assume the executive will be reimbursed for these costs until the 12-month anniversary of the date of his termination.
(4)
Amounts shown in this column represent the total value as of June 30, 2025 of the applicable executive’s outstanding stock options, RSUs, and earned but unvested PVUs granted under the 2020 Plan. Pursuant to the terms of the 2020 Plan, outstanding unvested stock options and RSUs vest in full as of the date of a change in control as long as the executive’s employment is terminated. Pursuant to the terms of the individual award agreements governing the PVU awards granted to our named executive officers, the time-based vesting condition with respect to all outstanding but unvested PVUs is deemed to be satisfied as of the date of the change in control as long as the executive’s employment is terminated; however, the performance-based vesting condition with respect to such PVUs is deemed to have been satisfied in the event of a change in control only to the extent the price per share of our common stock payable as a result of the change in control meets or exceeds the applicable stock price hurdles. For all awards represented in this column, amounts were calculated assuming a per-share price of $2.38, the closing market price of our common stock on June 30, 2025.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following table reports the compensation of our Principal Executive Officer (“PEO”) and the average compensation of our named executive officers (“NEOs”) other than the PEO as reported in the Summary Compensation Table for the past four fiscal years, as well as their “compensation actually paid” as calculated pursuant to recently adopted SEC rules and certain performance measures required by such rules.

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) in Thousands(6)	Adjusted EBITDA in Thousands(7)
					Total Shareholder Return	Peer Group Total Shareholder Return(5)
2025	$3,487,527	$2,988,658	$2,392,450	$2,075,886	$12.36	$105.30	$47,580	$126,254
2024	$3,017,136	$5,295,604	$2,296,500	$4,456,859	$14.33	$97.01	$(34,125)	$116,993
2023	$2,649,627	$2,945,721	$2,297,252	$2,576,510	$10.12	$88.38	$(58,544)	$74,303
2022	$3,154,343	$(683,279)	$1,848,730	$(772,699)	$12.88	$78.24	$(297,504)	$(260,506)

(1)				Our principal executive officer for all fiscal years reflected in this table was our Chief Executive Officer, Timothy R. Danker.
(2)
Represents the amount of “compensation actually paid” to Mr. Danker, calculated in accordance with Item 402(v) of Regulation S-K, for the fiscal year indicated. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to determine compensation actually paid:

					2025	2024	2023	2022
	Reported Summary Compensation Table Total for PEO:				$3,487,527	$3,017,136	$2,649,627	$3,154,343
	Deduct Reported Value of Equity Awards:				$(2,212,143)	$(1,566,000)	$(1,573,042)	$(2,607,263)
	Equity Award Adjustments:				$1,713,274	$3,844,468	$1,869,136	$(1,230,359)
	Compensation Actually Paid to PEO:				$2,988,658	$5,295,604	$2,945,721	$(683,279)

The “Equity Award Adjustments” shown in the above table were calculated as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year		Total Equity Award Adjustments
2025	$1,736,794	$(937,425)	$—	$913,905	$—		$1,713,274
2024	$3,140,500	$713,431	$—	$(9,463)	$—		$3,844,468
2023	$1,808,829	$63,088	$—	$(2,781)	$—		$1,869,136
2022	$238,883	$(1,426,491)	$—	$(42,750)	$—		$(1,230,359)

Assumptions: Represents the aggregate fair value as of the indicated fiscal year-end of outstanding and unvested equity awards granted during such fiscal year. PVU fair values are calculated using the stock price and a Monte Carlo simulation as of the measurement date. RSU fair values as of the measurement date are calculated using the stock price on the measurement date.

(3)
Our non-PEO named executive officers for the 2025 fiscal year were our General Counsel and Corporate Secretary, Daniel A. Boulware; our Chief Financial Officer, Ryan M. Clement; our President, Robert Grant; and our Chief Operating Officer, William Grant III. Our non-PEO named executive officers for the 2023 and 2024 fiscal years, during which we were a “smaller reporting company,” were Messrs. Robert Grant and William Grant III. Our non-PEO named executive officers for the 2022 fiscal year were our former Chief Financial Officer, Raff Sadun, who resigned from the Company effective June 1, 2022; our then-Interim Chief Financial Officer, Mr. Clement; and Messrs. Boulware, Robert Grant, and William Grant III.

(4)
Represents the average amount of “compensation actually paid” to our non-PEO named executive officers, calculated in accordance with Item 402(v) of Regulation S-K, for the fiscal year indicated. Amount shown for the 2025 fiscal year is calculated based on the annual compensation of each of Boulware, Clement, Robert Grant, and William Grant III. Amounts shown for the 2023 and 2024 fiscal years are calculated based on the annual compensation of each of Messrs. Robert Grant and William Grant III. Amount shown for the 2022 fiscal year is calculated based on the annual compensation of each of Messrs. Boulware, Clement, Robert Grant, William Grant III, and Sadun. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to determine compensation actually paid:

						2025	2024	2023	2022
		Average Reported Summary Compensation Table Total for non-PEO NEOs:				$2,392,450	$2,296,500	$2,297,252	$1,848,730
		Deduct Average Reported Value of Equity Awards:				$(1,463,239)	$(1,284,626)	$(1,409,181)	$(1,424,312)
		Average Equity Award Adjustments:				$1,146,675	$3,444,985	$1,688,439	$(1,197,117)
		Average Compensation Actually Paid to non-PEO NEOs:				$2,075,886	$4,456,859	$2,576,510	$(772,699)

	The “Equity Award Adjustments” shown in the above table were calculated as follows:

	Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year		Total Equity Award Adjustments
	2025	$1,148,816	$(551,454)	$—	$549,313	$—		$1,146,675
	2024	$2,813,365	$640,515	$—	$(8,895)	$—		$3,444,985
	2023	$1,620,407	$58,409	$—	$9,623	$—		$1,688,439
	2022	$147,657	$(888,012)	$—	$(273,274)	$(183,487)		$(1,197,117)

Assumptions: Represents the aggregate fair value as of the indicated fiscal year-end of outstanding and unvested equity awards granted during such fiscal year. PVU fair values are calculated using the stock price and a Monte Carlo simulation as of the measurement date. RSU fair values as of the measurement date are calculated using the stock price on the measurement date.

(5)
Peer Group Total Shareholder Return represents the cumulative return on a fixed investment of $100 in the Center for Research in Security Prices US Small Cap Index (^CRSPSC1) for the period from June 30, 2021 through the end of the applicable fiscal year, assuming reinvestment of dividends.

(6)	Represents net income (loss) as reported in our audited financial statements for the year indicated.
(7)
Represents the Company’s “Company-Selected Measure,” as defined in Item 402(v)(2)(vi) of Regulation S-K . For an illustration of how Adjusted EBITDA is calculated from our audited financial statements, see Appendix A to this Proxy Statement.

Relationship Between Compensation Actually Paid and Total Shareholder Return

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and average Compensation Actually Paid to our Non-PEO NEOs, and our cumulative total shareholder return over the four most recently completed fiscal years.

A comparison of the Company’s cumulative total shareholder return to the peer group’s cumulative total shareholder return is reflected in the following chart:

Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and average Compensation Actually Paid to our Non-PEO NEOs, and our net income during the four most recently completed fiscal years.

Relationship Between Compensation Actually Paid and Company Selected Measure

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and average Compensation Actually Paid to our Non-PEO NEOs, and our “company selected measure,” Adjusted EBITDA, during the four most recently completed fiscal years.

Financial Performance Measures

The Company views the following measures as the most important financial performance measures in linking Company performance to Compensation Actually Paid to our NEOs for the most recently completed fiscal year:

•Adjusted EBITDA;
•Revenue; and
•Operating Cash Flow.

CEO Pay Ratio

Under rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our principal executive officer to that of our median employee. Our principal executive is our Chief Executive Officer, Mr. Danker. As identified above in the Summary Compensation Table, Mr. Danker’s annual total compensation for the 2025 fiscal year was $3,487,527. The annual total compensation of our median employee for the 2025 fiscal year, calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, was approximately $73,713. Accordingly, the ratio of the annual total compensation of our median employee to Mr. Danker’s annual total compensation was approximately 47:1.

The median employee was determined by calculating the total earnings, as reflected in our internal payroll records, of all employees employed by the Company as of June 30, 2025, excluding Mr. Danker. For this purpose, total earnings included salary; cash bonuses, including amounts awarded under our 2025 annual incentive plan where applicable; various other cash payments, including special bonuses where applicable; equity awards; and the value of certain benefits.

Compensation and Risk

Our Compensation Committee assesses and considers potential risks when it reviews and approves our compensation policies and practices for executive officers and employees. We designed our compensation programs to address potential risks while rewarding employees for achieving our financial objectives through appropriate business judgment and risk taking. Based upon its annual assessment for the 2025 fiscal year, the Compensation Committee believes our compensation programs are not excessive, do not create disproportionate incentives for employees, including our named executive officers, to take risks that could have a material adverse effect on us in the future, and are generally aligned with the practices of our peers.

Granting of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not grant equity awards in anticipation of the release of material nonpublic information, and do not time the public release of such information based on award grant dates. During the last completed fiscal year, we have not made awards to any named executive officer during the period beginning four business days before and ending one business day after the filing of a period report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Stock Ownership Guidelines for Named Executive Officers

Our named executive officers are also subject to stock ownership guidelines adopted by the Board to further align the interests of our executives with those of our stockholders. Pursuant to the guidelines, each of our named executive officers is required to own shares having an aggregate value equal to or greater than the multiple of his base salary shown in the following table:

Named Executive Officer	Multiple of Annual Base Salary
Timothy R. Danker Chief Executive Officer	5x

Robert Grant President	3x
William T. Grant III Chief Operating Officer	3x
Ryan M. Clement Chief Financial Officer	3x
Daniel A. Boulware General Counsel and Corporate Secretary	3x

While our named executive officers are not required to satisfy the ownership guidelines by a specific date, each named executive officer must retain 100% of all vested shares, net taxes, received under any Company equity compensation plan until he has attained the required level of stock ownership. Once the Board has determined that a named executive officer has met the required level of stock ownership, declines in the market value of the shares held by the executive following the Board’s determination will not change its determination. As of the Record Date, the Board has determined that all of our named executive officers are in compliance with our stock ownership guidelines.

Clawback Policy

In 2023, we adopted a policy (the “Clawback Policy”) regarding the recovery of incentive-based compensation determined to have been erroneously awarded to our executive officers. The Clawback Policy provides for the mandatory recoupment (subject to certain limited exceptions) of both equity and non-equity incentive compensation awarded to current and former executive officers on the basis of financial results reflected in financial statements later subject to an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement, including restatements that correct an error that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In accordance with SEC and NYSE rules, the recovery requirement applies to all officers regardless of whether an officer engaged in misconduct or otherwise caused or contributed to the circumstances underlying the accounting restatement. The Clawback Policy was filed with our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 as Exhibit 97.1.

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to submit to stockholders at least once every three years a proposal to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as disclosed in our annual proxy statement pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on how we compensate our named executive officers. At our 2021 annual meeting, our stockholders voted to approve the recommendation of our Board that an advisory vote on our executive compensation be held annually. Accordingly, our Board determined that such vote will be held every year until the next advisory vote on the frequency of future advisory votes on executive compensation. This vote is not intended to address any specific item of compensation or any specific named executive officer; rather, the vote is intended to address the compensation of our named executive officers as a group as described in this Proxy Statement.

The “say-on-pay” proposal presented to stockholders in connection with 2024 Annual Meeting, held on November 12, 2024, received strong support from our stockholders, with holders of nearly 92% of votes cast on the proposal voting to approve the compensation of our named executive officers for the 2024 fiscal year. The Compensation Committee considered these results, along with specific feedback from stockholders, including those who voted against our 2024 say-on-pay proposal, in designing our 2025 fiscal year executive compensation program. Our 2025 program retained the same compensation structure, continuing to emphasize “at-risk” compensation to further align the interests of our named executive officers with those of our stockholders. Our Board believes that our 2025 executive compensation program was effective in upholding our compensation philosophy and goals, rewarding our named executive officers for another year of strong operating performance while continuing to incentivize long-term value creation through long-term incentive awards linked to our stock price. For these reasons, the Board has concluded that the compensation of our named executive officers for the 2025 fiscal year should be approved by stockholders, and asks them to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the compensation tables and accompanying narrative discussion, is hereby APPROVED.”

The vote to approve our executive compensation program is advisory and non-binding on the Company; however, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by the Company’s stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers as described in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2025 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. All of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available(2)
Equity compensation plans approved by stockholders(1)	19,209,026	$2.14	3,632,285
Equity compensation not plans approved by stockholders	—	—	—

(1)	Includes our 2020 Omnibus Incentive Plan, our 2003 Stock Incentive Plan, and our 2020 Employee Stock Purchase Plan.
(2)	The total number of shares of our common stock reserved for issuance under the 2020 Plan is subject to an annual increase on the first day of each fiscal year beginning on or after July 1, 2021 equal to 3% of the total number of shares of our common stock outstanding as of the last day of the immediately preceding fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of September 20, 2025, regarding the ownership of our common stock by:

•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding common stock;

•each of our directors;

•each of our named executive officers; and

•all of our executive officers and directors as a group.

    In accordance with SEC rules, each listed stockholder’s beneficial ownership includes:

•all shares of our common stock the stockholder actually owns beneficially or of record;

•all shares of our common stock over which the stockholder has or shares voting or dispositive power (such as in the capacity as a general partner of an investment fund); and

•all shares of our common stock the stockholder has the right to acquire within 60 days of September 20, 2025 (such as restricted stock units that are scheduled to vest within 60 days of the aforementioned date.)

    Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

    Unless otherwise indicated, the address of all listed stockholders is: c/o SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage(1)
5% Stockholders
Morgan Stanley	10,134,048(2)	5.8%
Entities associated with Brookside Equity Partners LLC	17,678,757(3)	10.1%
Directors and Executive Officers
Daniel A. Boulware	460,461(4)	*
Ryan M. Clement	371,331(5)	*
Timothy R. Danker	2,903,107(6)	1.6%
Earl H. Devanny III	426,714(7)	*
Denise L. Devine	396,214(8)	*
Robert Grant	5,902,526(9)	3.3%
William Grant III	5,556,486(10)	3.2%
Donald L. Hawks	513,214(11)	*
Dr. Kavita K. Patel	386,810(12)	*
Srdjan Vukovic	—	*
Raymond F. Weldon	1,197,532(13)	*
Christopher Wolfe	—	*
All directors and executive officers as a group (15 persons)	23,062,147	13.1%
* Represents less than 1% of the total shares of common stock outstanding as of the measuring date.

(1)	Percentages are based on 175,884,846 total shares of common stock outstanding as of September 20, 2025.

(2)
On August 5, 2025, Morgan Stanley filed a Schedule 13G to report beneficial ownership of an aggregate of 10,134,048 shares of our common stock, of which it has shared dispositive power with respect to all 10,134,048 shares and shared voting power with respect to 10,127,783 shares. According to the Schedule 13G, Morgan Stanley does not have sole voting power or sole dispositive power with respect to any of the shares reported on this line. The address of this stockholder is 1585 Broadway, New York, New York 10036.

(3)	Includes 8,877,872 shares of common stock held by BEP III LLC; 6,911,960 shares of common stock held by BEP III Co-Invest LLC; and 1,889,285 shares of common stock held by SQ Co-Investors LLC. Brookside Equity Partners LLC, the manager of each of these three entities, may be deemed to have sole voting and dispositive power with respect to all shares reported on this line. The address of each of these stockholders is 201 Tresser Boulevard, Suite 320, Stamford, Connecticut 06901.
(4)	Includes 289,663 shares of common stock held directly by Mr. Boulware and 170,798 shares of common stock subject to options exercisable within 60 days of September 20, 2025.
(5)	Includes 304,705 shares of common stock held directly by Mr. Clement and 66,626 shares of common stock subject to options exercisable within 60 days of September 20, 2025.
(6)
Includes 2,624,594 shares of common stock held directly by Mr. Danker; 9,398 shares of common stock beneficially owned by Mr. Danker through his Mainstar Trust IRA; and 269,115 shares of common stock subject to options exercisable within 60 days of September 20, 2025.

(7)
Includes 310,583 shares of common stock held directly by Mr. Devanny; 38,500 shares of common stock beneficially owned through Devanny LLC, an investment entity in which Mr. Devanny holds a partial ownership position; 52,631 shares of common stock subject to stock awards vesting within 60 days of September 20, 2025; and 25,000 shares of common stock subject to options exercisable within 60 days of September 20, 2025. Mr. Devanny disclaims beneficial ownership of the shares held by Devanny LLC, except to the extent of his pecuniary interest therein.

(8)
Includes 318,583 shares of common stock held directly by Ms. Devine; 52,631 shares of common stock subject to stock awards vesting within 60 days of September 20, 2025; and 25,000 shares of common stock subject to options exercisable within 60 days of September 20, 2025.

(9)
Includes 2,891,333 shares of common stock held directly by Mr. Grant; 1,242,000 shares of common stock beneficially owned by Mr. Grant in his capacity as the trustee of the Robert Clay Grant Irrevocable Trust; a total of 184,200 shares of common stock beneficially owned by Mr. Grant in his capacity as the trustee of each of three irrevocable trusts for the benefit of his minor children; and 495,624 shares of common stock subject to options exercisable within 60 days of September 20, 2025. The number of shares reported on this line also includes 1,089,369 shares of common stock beneficially owned by Mr. Grant through Haakon Capital, LLC, an investment entity in which he and William Grant III, our Chief Operating Officer, each hold a one-third ownership position. The shares of common stock held by Haakon Capital, LLC, with respect to which Mr. Grant has both shared vesting and dispositive power, are also included in the beneficial ownership number reported in this table for Mr. William Grant III but were counted only once for purposes of computing the aggregate number of shares owned by our directors and officers as a group. Mr. Grant disclaims beneficial ownership of the shares held by Haakon Capital, LLC, except to the extent of his pecuniary interest therein.

(10)
Includes 3,037,808 shares of common stock held directly by Mr. Grant; 10,681 shares of common stock beneficially owned by Mr. Grant through his Mainstar Trust IRA; 1,150,000 shares of common stock beneficially owned by Mr. Grant in his capacity as trustee of the W. Thomas Grant III Irrevocable Trust; and 268,628 shares of common stock subject to options exercisable within 60 days of September 20, 2025. The number of shares reported on this line also includes 1,089,369 shares of common stock beneficially owned by Mr. Grant through Haakon Capital, LLC, an investment entity in which he and Robert Grant, the President of the Company, each hold a one-third ownership position. The shares of common stock held by Haakon Capital, LLC, with respect to which Mr. Grant has both shared voting and dispositive power, are also included in the beneficial ownership number reported in this table for Mr. Robert Grant but were counted only once for purposes of computing the aggregate number of shares owned by our directors and officers as a group. Mr. Grant disclaims beneficial ownership of the shares held by Haakon Capital LLC, except to the extent of his pecuniary interest therein.

(11)	Includes 460,583 shares of common stock held directly by Mr. Hawks and 52,631 shares of common stock subject to stock awards vesting within 60 days of September 20, 2025.
(12)
Includes 310,583 shares of common stock held directly by Dr. Patel; 52,631 shares of common stock subject to stock awards vesting within 60 days of September 20, 2025; and 23,596 shares of common stock subject to options exercisable within 60 days of September 20, 2025.

(13)
Includes 460,583 shares of common stock held directly by Mr. Weldon and his spouse, Lea Weldon; 684,318 shares of common stock held by Mr. Weldon in his capacity as a director of Park AQ Pension Management, Inc., the investment adviser to the Ampex Retirement Master Trust; and 52,631 shares of common stock subject to stock awards vesting within 60 days of September 20, 2025. Mr. Weldon disclaims beneficial ownership of the shares held by the Ampex Retirement Master Trust, with respect to which shares he has shared voting and dispositive power.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section contains information regarding transactions we have entered into with certain related parties. Specifically, unless otherwise indicated, this section describes transactions since July 1, 2024, other than compensation arrangements with our executive officers and non-employee directors, which are described above under “Executive Compensation” and “Corporate Governance – Non-Employee Director Compensation,” respectively, to which we were or will be a participant and in which:

1.The amounts involved exceeded or will exceed $120,000; and

2.Any of our directors, executive officers, or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing a household with, the foregoing persons, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-executive directors and executive officers. The indemnification agreements provide that the Company will indemnify directors and officers for all liabilities arising from their service to the Company, and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, to the fullest extent permitted under Delaware law.

Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement

In 2014, in connection with the sale of shares of our Series D preferred stock, we entered into the Series D Agreement with the Series D Holders (as defined in the Series D Agreement), which agreement grants the Series D Holders certain rights, including but not limited to certain preemptive rights, rights to put their shares of Series D preferred stock, director appointment rights, information rights, and registration rights. The Series D Agreement was amended and restated on November 4, 2019 to provide for, among other things, the classification of our Board and the right of the Series D Holders to appoint two directors to the Board upon the consummation of a qualified initial public offering. On April 17, 2020, the amended and restated Series D Agreement was further amended to extend the maturity date of the Series D Holders’ put rights from January 31, 2025 to March 30, 2025.

Other than certain information and registration rights, the rights of the Series D Holders pursuant to the Series D Agreement were terminated upon the consummation of our IPO in May 2020.

Senior Preferred Stock Purchase and Related Agreements

In February 2025, we entered into a Senior Preferred Stock Purchase Agreement with each of NL Monarch Holdings LLC (“Morgan Stanley”) and NL Monarch Holdings II LLC (“Bain” and, together with Morgan Stanley, the “Purchasers”), pursuant to which we issued and sold to each of the Purchasers (a) 175,000 shares of senior non-convertible preferred stock (the “Preferred Stock”) and (b) warrants to purchase up to an aggregate amount of 15,416,666.5 shares of our common stock (the “Warrants”), subject to customary anti-dilution adjustments. The Purchase Agreements place certain limitations on the Purchasers’ ability to transfer shares of the Preferred Stock and contain a standstill provision prohibiting the Purchasers from engaging in certain transactions and taking certain other actions involving the Company’s equity securities.

In addition to certain information rights identified therein, the Certificate of Designations with respect to the Preferred Stock also contains various preemptive rights requiring the Company to, subject to certain conditions, obtain the consent of the Purchasers before, among other things, making certain amendments to the Company’s Certificate of Incorporation; declaring or paying dividends; incurring additional indebtedness; entering into certain transactions with related parties and certain acquisitions, dispositions, or similar transactions; and making certain changes to the Company’s financing arrangements existing as of the issuance of the Preferred Stock. In addition, for so long as any shares of Preferred Stock remain outstanding, the Company will be required to obtain the consent in writing of Morgan Stanley and Bain prior to the Company or any subsidiary effecting a change of control, as defined in the Certificate of Designations, prior to February 28, 2031.

Pursuant to the terms of the Warrants, and subject to the conditions set forth therein, the holders of the Warrants are entitled to certain put rights and customary registration rights.

In connection with the sale and issuance of the Preferred Stock, we also entered into the Morgan Stanley Director Designation Agreement and the Bain Director Designation Agreement (each as defined above under “Corporate Governance – Directors” and, together, the “Director Designation Agreements”). The Director Designation Agreements provide that the Company will cause a nominee selected by each Purchaser to be nominated for election to the Board for so long as such Purchaser and its affiliates continue to beneficially own 40% of the Preferred Stock they beneficially owned as of the closing of the sale and issuance of the Preferred Stock. Pursuant to the Morgan Stanley Director Designation Agreement, Morgan Stanley is also entitled to designate one individual to serve as a non-voting observer to the Board.

Policies and Procedures for Related Party Transactions

Our Related Person Transactions Policy mandates that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, be subject to prior review and approval by our Audit Committee, who will determine whether such transactions or proposals are fair and reasonable to SelectQuote and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to our Audit Committee with respect to each issue under consideration, and decisions will be made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

All related party transactions described in this section were entered into prior to adoption of this policy and as such, were not subject to the approval and review procedures set forth in the policy.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors, and stockholders owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all such reports.

Forms 4 reporting the vesting on February 26, 2025 of price-vested units previously awarded to each of our executive officers were filed two days late due to inadvertent administrative error. Such Forms 4 also reported the surrender of shares to the Company to satisfy withholding taxes owed upon the vesting of the price-vested units. Additionally, a Form 4 reporting Ms. Anderson’s exercise of incentive stock options and subsequent sale of shares of our common stock, each occurring on February 20, 2025, was filed two days late due to inadvertent administrative error. Lastly, a Form 4 reporting Ms. Devine’s purchase of shares of our common stock on the open market on March 14, 2025 was filed one day late due to inadvertent administrative error. To our knowledge, based solely on our review of the copies of such reports furnished to the Company and written representations that no other reports were required, all other reports required to be filed by our directors, officers, and greater than 10% stockholders under Section 16(a) of the Exchange Act during the 2025 fiscal year were timely filed.

ANNUAL REPORT ON FORM 10-K

Our financial statements for the year ended June 30, 2025 are included in our 2025 Annual Report on Form 10-K, or Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2025 Annual Report and this Proxy Statement are posted on our website at www.selectquote.com and are available through the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR CONSIDERATION AT OUR 2026 ANNUAL MEETING

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than June 3, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act. Stockholder proposals should be addressed to:

SelectQuote, Inc.
Attention: Corporate Secretary
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211
Our amended and restated bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the discretion of our Board, (ii) otherwise properly made at such annual meeting by or at the direction of our Board, or (iii) otherwise properly requested to be brought before such annual meeting by a stockholder of the Company who is entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2026 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211:

•not earlier than the close of business on July 13, 2026; and
•not later than the close of business on August 12, 2026.

In the event we hold the 2026 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

A copy of our amended and restated bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

* * *

Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS

Overland Park, Kansas
October 2, 2025

APPENDIX A
NON-GAAP FINANCIAL MEASURES

The Executive Compensation section of this Proxy Statement includes references to Adjusted EBITDA, which is a non-GAAP financial measure not based on any standardized methodology prescribed by GAAP and not necessarily comparable to similarly titled measures presented by other companies. We define Adjusted EBITDA as net income (loss) before income tax expense (benefit), plus interest expense, depreciation and amortization, changes in fair value of warrant liabilities, and certain add-backs for non-cash or non-recurring expenses, including restructuring and share-based compensation expenses.

We monitor and report Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. In particular, we believe that excluding the impact of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance. We believe that this measure helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in its calculation. Accordingly, we believe that this measure provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

The most directly comparable GAAP financial measure for Adjusted EBITDA is Income before income tax expense (benefit). The following table sets forth a reconciliation of the differences between Income before income tax expense (benefit) and Adjusted EBITDA.

Reconciliation of Income before income tax expense (benefit) to Adjusted EBITDA for the Year Ended June 30, 2025

(in thousands)	Senior	Healthcare Services	Life	Total
Income before income tax expense (benefit)				$48,511
Share-based compensation expense				18,357
Transaction costs(1)				14,617
Depreciation and amortization				20,460
Loss on disposal of property, equipment, and software, net				240
Impairment of long-lived assets				4,209
Change in fair value of warrants				(59,525)
Interest expense, net				79,385
Adjusted EBITDA				126,254
Corporate(2)				98,070
All other Adjusted EBITDA(3)				(10,597)
Adjusted Segment EBITDA	$161,671	$25,387	$26,669	$213,727

(1)	Expenses consist primarily of financing transaction costs and non-restructuring severance expenses.
(2)	Corporate division adjusted EBITDA for the period shown, expressed in thousands, was $(98,070).
(3)	Represents adjusted EBITDA not attributable to one of our operating segments. The total amount for the period shown, expressed in thousands, was $10,597.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 10, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SLQT2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 10, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V79698-P38286

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SELECTQUOTE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the Class III director nominees listed below for a term of three years:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Donald L. Hawks III
02) Denise L. Devine

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: The appointed proxy holders will vote in their discretion on any other business that may properly come before the Annual Meeting (including any adjournments, continuations and postponements thereof).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V79699-P38286

SELECTQUOTE, INC.
Annual Meeting of Stockholders
November 11, 2025 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Ryan Clement, Chief Financial Officer, and Al Boulware, General Counsel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SELECTQUOTE, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Central Time on November 11, 2025, at www.virtualshareholdermeeting.com/SLQT2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side